                                 LOAN AGREEMENT



                      $40,000,000 REVOLVING LINE OF CREDIT



                                      FROM



                             BANK ONE, COLORADO, NA,



                                  COBANK, ACB,



                                       AND



                                INTRUST BANK, NA



                                       TO



                                  T-NETIX, INC.



                                SEPTEMBER 9, 1999

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----

ARTICLE 1.   INTERPRETATIONS                                                  1
             1.1      Definitions                                             1
             1.2      Accounting Terms and Determinations                     9

ARTICLE 2.   THE LOAN                                                         10
             2.1      The Loan                                                10
             2.2      Repayments by Borrower                                  12
             2.3      Automatic Repayment                                     13
             2.4      Payments to the Lenders                                 13
             2.5      Fees                                                    13
             2.6      Letters of Credit                                       14

ARTICLE 3.   CONDITIONS OF LENDING                                            16
             3.1      Advance                                                 16

ARTICLE 4.   SECURITY                                                         18

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES                                   18
             5.1      Existence                                               18
             5.2      Collateral                                              19
             5.3      Pledged Stock                                           19
             5.4      Noncontravention                                        19
             5.5      Third-Party Authorization                               20
             5.6      Authorization; Binding Effect                           20
             5.7      Litigation                                              20
             5.8      Taxes                                                   20
             5.9      Liens                                                   20
             5.10     Use of Proceeds                                         20
             5.11     Other Obligations                                       20
             5.12     Full Disclosure                                         21
             5.13     Margin Stock                                            21
             5.14     ERISA Compliance                                        21
             5.15     Compliance with Laws                                    22
             5.16     Financial Condition                                     22
             5.17     Environmental Matters                                   23
             5.18     Investment Company Act; Etc                             23
             5.19     Labor Matters                                           23
             5.20     No Burdensome Agreements                                23
             5.21     Licenses                                                23
             5.22     Patents, Copyrights, Etc                                24
             5.23     Subsidiaries and Affiliates                             24
             5.24     Partnerships and Joint Ventures                         24

ARTICLE 6.   AFFIRMATIVE COVENANTS                                            24
             6.1      Payment and Performance of Loan                         24
             6.2      Financial Statements                                    24
             6.3      Preservation of Existence, Etc                          25
             6.4      Maintenance of Property                                 25
             6.5      Payment of Other Obligations                            25
             6.6      Insurance                                               26
             6.7      Inspection of Property, Books and Records; Meeting
                        with the Lenders                                      27
             6.8      Notices                                                 27
             6.9      Compliance with Laws                                    28
             6.10     Further Assurances                                      28
             6.11     Financial Covenants                                     29
             6.12     Principal Bank Accounts                                 30
             6.13     Loan Expenses                                           30
             6.14     Additional Security                                     30
             6.15     Interest Rate Risk Hedge                                30
             6.16     SpeakEZ Expenditure                                     30
             6.17     Federal and Other Governmental Contracts                30

ARTICLE 7.   NEGATIVE COVENANTS                                               30
             7.1      Indebtedness                                            31
             7.2      Loans and Advances                                      31
             7.3      Investments and New Business                            31
             7.4      Liens                                                   31
             7.5      Stock, Mergers and Consolidations                       32
             7.6      Dividends and Distributions                             32
             7.7      Burdensome Undertakings                                 32
             7.8      Disposition of Assets                                   32
             7.9      Use of Proceeds                                         32
             7.10     Transactions with Affiliates                            32
             7.11     ERISA                                                   33
             7.12     Amendments to Organizational Documents                  33

ARTICLE 8.   EVENTS OF DEFAULT                                                33
             8.1      Nonpayment                                              34
             8.2      Other Defaults                                          34
             8.3      Representation or Warranty                              34
             8.4      Other Nonpayment                                        34
             8.5      Bankruptcy. Etc                                         34
             8.6      ERISA                                                   34
             8.7      Loan Documents                                          35
             8.8      Judgments                                               35
             8.9      Insolvency                                              35
             8.10     Loan Documents                                          35
             8.11     Change in Control                                       35
             8.12     Material Adverse Change                                 36

ARTICLE 9.   REMEDIES                                                         36
             9.1      Automatic Acceleration of Loans                         36
             9.2      Optional Acceleration of Loans                          36
             9.3      Setoff                                                  37
             9.4      Expenses                                                37

ARTICLE 10.  THE AGENT                                                        38
             10.1     Appointment                                             38
             10.2     Delegation of Duties                                    38
             10.3     Exculpatory Provisions                                  38
             10.4     Reliance by Agent                                       39
             10.5     Notice of Default                                       39
             10.6     Nonreliance on Agent and Other Lenders                  39
             10.7     Indemnification                                         40
             10.8     Agent and Lenders in Their Individual Capacity          40
             10.9     Successor Agent                                         40
             10.10    Lender's Percentage Interest in the Loans               41
             10.11    Sharing of Payments                                     41
             10.12    Agreement of Lenders                                    41

ARTICLE 11.  RIGHTS AND DUTIES OF LENDERS                                     42
             11.1     Assignments and Participations                          42
             11.2     Reliance Upon Attorneys                                 42
             11.3     Acceptance and Consent by the Lenders                   43

ARTICLE 12.  MISCELLANEOUS                                                    43
             12.1     No Waiver; Cumulative Remedies                          43
             12.2     Notices                                                 43
             12.3     Counterpart Execution                                   44
             12.4     Governing Law; Entire Agreement                         44
             12.5     Amendments and Waivers                                  45
             12.6     Costs, Expenses and Indemnity                           45
             12.7     Inconsistent Provisions; Severability                   46
             12.8     Incorporation of Exhibits and Schedules                 46
             12.9     Amendment of Defined Instruments                        46
             12.10    References and Titles                                   46
             12.11    Usury                                                   46
             12.12    Waiver of Right to Trial by Jury                        46
             12.13    Successors and Assigns                                  47
             12.14    Term of Agreement                                       47
             12.15    Jurisdiction                                            47

LIST OF EXHIBITS                                                              52

EXHIBIT A -- REQUEST FOR ADVANCE FORM                                         53

EXHIBIT B -- ORGANIZATIONAL CHART                                             55

                                 LOAN AGREEMENT


     THIS LOAN AGREEMENT (this "Agreement"), dated as of September 9, 1999, is by and among, T-NETIX, INC. a Colorado corporation, ("Borrower"), Lenders (as defined below) and BANK ONE, COLORADO, NA, a national banking association, as agent for the Lenders (in such capacity, the "Agent").

     In consideration of the mutual covenants set forth in this Agreement and the other Loan Documents, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Lenders, and Agent agree as follows:

                                   ARTICLE 1.
                                 INTERPRETATIONS

1.1 Definitions. As used herein, each of the following capitalized terms shall have the meaning given it in this Section 1.1:

     "Accommodation Obligation" means as applied to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") or to hold harmless the owner of such primary obligation against loss in respect thereof, whether direct or indirect in respect of Indebtedness of others, including any obligation to supply finds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit. The amount of any Accommodation Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Accommodation Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Agent.

     "Adjusted LIBOR Rate" means the LIBOR Rate, plus the LIBOR Spread.

     "Advance" means any advance of the Loan and any funds expended with respect to the Loan which are reimbursable or otherwise payable by Borrower under this Agreement or any other Loan Document.

     "Advance Date" means the date that any Advance is advanced to Borrower.

     "Affiliate" means as to any Person, each other Person which, directly or indirectly (through one or more intermediaries or otherwise), is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means Bank One, Colorado, NA in its capacity as agent for the Lenders, or any successor agent appointed pursuant to the provisions of Section 10.9.

     "Agreement Concerning Year 2000 Compliance" means the Agreement Concerning Year 2000 Compliance executed in connection with the Loan.

     "Authorized Officer" means the chief executive officer, the president, any vice president, the chief financial officer, or the treasurer, or any other officer having substantially the same authority and responsibility.

     "Base Rate" means a per-annum interest rate equal to the Prime Rate. The Base Rate is adjustable the day of any change in the Prime Rate, regardless of whether Borrower has notice of such change.

     "Base Rate Advance" means any Advance which bears interest at the Base
Rate.

     "Business Day" means a day other than Saturdays or Sundays (a) on which all of the Lenders are open for business and (b) in connection with any request for a LIBOR Advance, a day on which commercial banks are open for business with the public in Denver, Colorado, or New York, New York, and on which commercial banks in the City of London, England, are open for dealings in U.S. dollar deposits in the London Interbank Market.

     "Closing Date" means September 9, 1999.

     "Code" means the Internal Revenue Code, as amended, together with the regulations promulgated thereunder.

     "Collateral" means all tangible or intangible, real or personal property now or at any time hereafter pledged pursuant to the Security Documents.

     "Consolidated" means the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to Borrower's financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, position, condition, liabilities, etc. of Borrower and their properly consolidated Subsidiaries.

     "Controlled Group" means the Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with Borrower pursuant to Section 414(b),(c), (m) or (o) of the Code.

     "Default Rate"means the otherwise applicable interest rate (determined in accordance with the Notes), p1j five percent (5%).

     "EBITDA" for a period means, the sum for Borrower and Subsidiaries of (i) pretax earnings from continuing operations, (ii) Interest Expense and (iii) depreciation, depletion, and amortization of tangible and intangible assets, before (a) special extraordinary gains, and (b) miscellaneous gains for such period, computed and calculated on a Consolidated basis in accordance with GAAP.

     "Environmental Laws" has the meaning set forth in Section 5.17.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations promulgated thereunder.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

     "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 400 l(a)(2) of ERISA); (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by Borrower or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which Borrower or any Subsidiary of Borrower may be directly or indirectly liable; or a violation of the applicable requirements of
Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which Borrower or any Subsidiary may be directly or indirectly liable.

     "ERISA Plan" means any pension benefit plan subject to Section 302 of ERISA or Title IV of ERISA maintained by Borrower or any member of a controlled group (as defined in Section 4001 (a)(14) of ERISA).

     "Event of Default" shall have the meaning set forth in Article 8.

     "Existing Letter of Credit" shall have the meaning set forth in Section 2.6(a) below.

     "Federal Funds Rate" means, on any day, a per-annum interest rate equal to the effective closing rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) for the previous Business Day as reported by Federal Reserve Bank of New York as the "federal funds rate" for such previous Business Day, or if such rate is not so published or reported, the average of the quotations (rounded upwards, if necessary, to the next higher 1/100 of 1%) for such Business Day received by Agent from three federal funds brokers of recognized standing selected by it. The Federal Funds Rate for any day that is not a Business Day will be equal to the Federal Funds

Rate for the nearest preceding Business Day. The Federal Funds Rate is adjustable the day of any change in such rate, regardless of whether Borrower has notice of such change.

     "Fixed Charges" means interest expense for Borrower and Subsidiaries, calculated on a Consolidated basis in accordance with GAAP; plus long-term debt (including capital leases) principal payments, earn out payments, and redemption payments; plus all other payments of principal, interest and other amounts if the failure to pay such amounts would have a material adverse impact on any Borrower or its operations, as reasonably determined by Agent -- calculated in each case on the basis of the four Quarters immediately preceding the date of calculation.

     "Fixed Charge Coverage Ratio" means the ratio of (a) Unadjusted EBITDA, to
(b) Fixed Charges.

     "GAAP" means generally accepted accounting principles and practices as consistently applied (except as otherwise required due to changes in GAAP) by Borrower and certified to by the firm of independent certified public accountants regularly employed as Borrower's auditors, such principles and practices at all times being consistent with requirements of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants in effect from time to time, as applicable to the nature of the business conducted by Borrower.

     "Guaranties" means each and all guaranty agreements executed by Subsidiaries in connection with the Loan.

     "Indebtedness" of any Person means, without duplication, all obligations, contingent or otherwise, that should in accordance with GAAP be classified upon such Person's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified:
(a) all debt or similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all Accommodation Obligations, and (d) all obligations of any nature whatsoever arising out of or in connection with any Interest Rate Agreement.

     "Initial Financial Statements" means the financial statements of Borrower for the period ending December 31, 1998.

     "Interest Expense" means the Borrower's and Subsidiaries total gross interest expense as calculated on a Consolidated basis and in accordance with GAAP (excluding interest income), and shall in any event include, without limitation, (i) interest expensed (whether or not paid) on all Indebtedness,
(ii) the amortization of debt discounts, (iii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iv) the portion of any capital lease obligation allocable to interest expense.

     "Interest Period" has the meaning set forth in the Notes.

     "JMS Acquisition" means the pending asset purchase of a jail management system by T-NETIX JMS Corporation ("T-NETIX JMS").

     "Letters of Credit" means those certain irrevocable stand-by letters of credit issued by Agent pursuant to Section 2.6 below, including, without limitation, the existing Letter of Credit.

     "Letters of Credit Liability" means the maximum amount available to be drawn under the Letters of Credit, plus the amount of any unreimbursed obligation for a draw on any Letter of Credit under Section 2.6 below.

     "Lenders" means Bank One, Colorado, NA, CoBank, ACB ("CoBank"), and Intrust Bank, NA ("Intrust"), together with any other party that acquires an interest in the Loan and is designated as a Lender pursuant to an amendment to this Agreement.

     "LIBOR Rate" has the meaning set forth in the Notes.

     "LIBOR Rate Advance" means an Advance of the Loan which initially bears interest at the LIBOR Rate.

     "LIBOR Spread" means a percentage, which shall be adjusted five Business Days after each receipt by Agent of the Quarterly Compliance Certificate for the applicable Quarter as required by Section 6.2 below, determined by reference to the following table based on ratio of Total Debt to Unadjusted EBITDA:

              Ratio of Total Debt
              to Unadjusted EBITDA      LIBOR Spread

               3.51 and 5.00               2.75%
               3.01 and 3.50               2.50%
               2.51 and 3.00               2.25%
               1.51 and 2.50               2.00%
                        1.50               1.75%

     "Liens" means any assignment, mortgage, pledge, security interest, lien or other encumbrance.

     "Loan" means all commitments or obligations of Lenders to extend credit to Borrower pursuant to the terms of this Agreement and all other Loan Documents and all amounts evidenced at any time and from time to time by the Notes, including without limitation, all Advances.

     "Loan Documents" means this Agreement, the Notes, the Security Documents, and all other documents executed and delivered by or on behalf of Borrower to the Agent or the Lenders in connection herewith or therewith, as any such documents have been or may be expanded, renewed, restated, modified, or amended at any time and from time to time.

     "Loan Expenses" means all charges, costs, fees and expenses of any nature whatsoever of or incurred by the Agent (or after an Event of Default, the Lenders) at any time in connection with the making, administration, modification, amendment, repayment or enforcement of the Loan or the Loan Documents, including, but not limited to, all recording and filing fees, charges and taxes (other than income taxes on the income of Lenders), appraisal fees, environmental audits, environmental audit review, fees for consultants retained by the Agent in connection with the administration of the Loan or the Loan Documents, title insurance charges, endorsements and premiums, document preparation fees, fees and disbursements of the Agent's attorneys and their staff, search fees and credit reporting and investigation fees; including, without limitation, all of the foregoing whether paid to third parties or incurred by the Agent's own staff or employees, in which event the foregoing shall be reimbursed to the Agent at rates comparable to rates that would have been paid to third parties for rendering the same services to the Agent.

     "Loan Fee" means an amount equal to $80,000, payable on or before the Closing Date.

     "Loan Period" means the period from the date of this Agreement to and including the Maturity Date, or such earlier date on which the Notes become due and payable.

     "Maturity Date" means the earlier of (i) acceleration of the Loan, or (ii) September 9, 2001, subject to extension as provided in Section 2.1(h) below.

     "Maximum Loan Amount" means $40,000,000, minus the Letters of Credit Liability.

     "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 400 1(a)(3) of ERISA) and to which any member of the Controlled Group makes, is making or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "Notes" means the promissory notes made by Borrower and evidencing the Loan, as they may be amended, restated, extended or supplemented from time to time and all notes given in substitution therefor.

     "Obligations" means all indebtedness, obligations and liabilities of Borrower or its Subsidiaries to any of the Lenders or the Agent existing on the date of this Agreement or arising hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or any of the Notes or other instruments at any time evidencing any of the foregoing.

     "Ordinary Course of Business" means, in respect of any transaction, the ordinary course of such Person's business, substantially as conducted by such Person prior to or as of the date hereof, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

     "Percentage Interest" means, with respect to each of the Lenders, subject to the provisions of Section 10.10 below, the percentage interest set forth below:

                                                 Percentage
                      Lender                     Interest

                      Agent                      62.5%
                      CoBank                     25.0%
                      Intrust                    12.5%

     Notwithstanding anything to the contrary contained in this Agreement, the Percentage Interest of a Lender that sells a participation in the Loan shall be deemed to include the Percentage Interest of the participating bank (and the participating bank shall be deemed to have no Percentage Interest) for all purposes under this Agreement.

     "Person" means an individual, partnership, corporation, association, limited liability company, business trust, joint stock company, trust or trustee thereof, unincorporated association, joint venture, governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any member of the Controlled Group sponsors or maintains or to which Borrower or any member of the Controlled Group makes, is making or is obligated to make contributions currently or during the past five calendar years, and includes any Multiemployer Plan or Qualified Plan.

     "Pledge Agreements" means all pledges given by Borrower to Agent, as agent for Lenders, in form and substance satisfactory to Agent, as security for the Loan, whether now existing or hereafter given, including without limitation, all pledges of the capital stock of Subsidiaries and Affiliates of Borrower, as all such pledges have been or may be renewed, modified, extended, restated or amended at any time and from time to time.

     "Pledged Stock" means the stock certificates pledged under the Pledge Agreements.

     "Prime Rate" has the meaning set forth in the Notes.

     "Primary States" means Colorado, Texas, New Jersey, Maryland, Massachusetts, Washington, Virginia, Pennsylvania, Oklahoma and Florida.

     "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five plan years, but excluding any Multiemployer Plan.

     "Quarter" means, and "Quarterly" refers to, each of the following periods in any given year: January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31.

     "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the thirty-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in
Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

     "Request for Advance" means a request from Borrower for an Advance of the Loan in the form of Exhibit A attached hereto.

     "Required Lenders" means, at any time, one or more Lenders holding at least 60 percent of the outstanding principal balance of Loan, determined based on the Lenders' respective Percentage Interests from time to time, subject to the provisions set forth in the definition "Percentage Interest" with respect to the treatment of loan participations permitted pursuant to Section 11.1.

     "Security Agreements" means security agreements, chattel mortgages, pledges or similar documents given by Subsidiaries in favor of the Agent as agent for the Lenders, whether now existing or hereafter given, in form and substance acceptable to Agent covering, among other things, all personal property of the Subsidiaries, including, without limitation, all accounts, equipment, fixtures, inventory, general intangibles, contract rights and all other personal property of Subsidiaries and all other collateral described therein, as they may be expanded, restated, modified or amended at any time and from time to time.

     "Security Documents" means the Security Agreements, the Guaranties, the Pledge Agreements and all other security agreements, deeds of trust, mortgages, chattel mortgages, assignments, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now or hereafter delivered by Borrower or any Subsidiary or any Subsidiary of Borrower to the Agent on behalf of the Lenders or to the Lenders in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any other duties and obligations of Borrower or Subsidiaries under the Loan Documents, as any such documents may be expanded, renewed, restated, modified, or amended at any time and from time to time.

     "Subsidiary" means any corporation, association, partnership, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly controlled by or owned 51% or more by Borrower, including, without limitation, Gateway Technologies, Inc. ("Gateway"), T-NETIX Monitoring Corporation ("Monitoring"), SpeakEZ, Inc. ("SpeakEZ"), and T-NETIX JMS.

     "Total Debt" means all Indebtedness of Borrower and Subsidiaries, including, but not limited to the Loan.

     "Unadjusted EBITDA" means for any of the following dates:

         (i) June 30, 1999, the product of (x) EBITDA for the period of two consecutive fiscal quarters ending on, or most recently ended prior to, such date times (y) two,

         (ii) September 30, 1999, the product of (x) EBITDA for the period of three fiscal quarters ending on, or most recently ended prior to, such date times (y) 1.33, and

         (iii) any date after September 30, 1999, EBITDA for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date.

     "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 400 1(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for finding the Plan pursuant to Section 412 of the Code for the applicable plan year.

     "Unmatured Event of Default" means any event that with the passage of time or giving of notice, or both, would constitute an Event of Default.

     1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower' independent public accountants) with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders. The parties hereto further agree that in the event that any change in accounting principles from those used in the preparation of the financial statements of the Borrower to be delivered to the Agent or the Lenders pursuant to the terms of this Agreement hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or Accounting Principles Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) results in any change in the method of calculation of Financial Covenants, standards or terms found in this Agreement, the parties hereto agree to likewise enter into negotiations to amend the covenants, terms or standards contained in this Agreement to equitably reflect such change in accounting principles with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such change as if such change had not been made. If the parties cannot agree on such an amendment as contemplated under the immediately preceding sentence, then the covenants shall be computed without giving effect to such change in accounting principles.

                                   ARTICLE 2.
                                    THE LOAN

     2.1 The Loan.

         (a) Subject to the terms and conditions of this Agreement, each Lender, severally but not jointly, agrees to make future Advances to Borrower from time to time prior to the Maturity Date, in an aggregate principal amount not to exceed its Percentage Interest of the Maximum Loan Amount; on the condition that at no time shall the outstanding amount of the Loan ever exceed the Maximum Loan Amount. So long as no Event of Default or Unmatured Event of Default has occurred, Borrower may borrow, repay and reborrow under the Notes prior to the Maturity Date in accordance with the terms of this Agreement.

         (b) Purpose. The Loan shall be used for working capital and to refinance existing debt.

         (c) The Notes. The Loan is evidenced by the Notes.

         (d) Maturity. The Loan will mature and is due and payable in full on the Maturity Date.

         (e) Interest. The Loan bears interest at the rates as set forth in and determined pursuant to the Notes. Upon the occurrence of an Event of Default, the Loan will bear interest at the Default Rate.

         (f) Payments of Principal and Interest. Principal and interest under the Loan is payable as follows:

                  (i) Accrued but unpaid interest on the Loan is payable in accordance with the Notes.

                  (ii) The entire principal balance of the Loan together with all accrued but unpaid interest thereon and all other amounts due the Lenders pursuant to the Loan Documents is due and payable in full on the Maturity Date.

         (g) Advance under the Loan. Subject to the terms and conditions hereof, Advances will be made either (x) upon request of Borrower or (y) automatically by Agent on behalf of Borrower.

                  (i) Requested Advances.

                         (A) Each request for an Advance under the Loan must be
                  substantially in the form of the Request for Advance (subject to modifications approved by Agent) and submitted to the Agent on or before 11:00 a.m. Denver, Colorado time on (1) the Business Day preceding the day such Advance is requested to be made if such Advance is a Base Rate Advance, or (2) three Business Days preceding the date such Advance is requested to be made if such Advance is a LIBOR Rate Advance. Upon receipt of a Request for Advance, the Agent shall promptly provide a notice thereof to each Lender. If all conditions precedent to each Advance have been met, not later than 11:00 a.m. Denver time on the next Business Day with respect to each Base Rate Advance and the third Business Day with respect to each LIBOR Rate Advance, each Lender shall make available to the Agent in immediately available funds the amount of such Lender's Percentage Interest of the amount specified in the Request for Advance; provided, however, that the Lenders shall not be obligated to make any Advance to Borrower that would result in the aggregate unpaid principal balance outstanding under the Loan exceeding the Maximum Loan
                  Amount.

                         (B) If all conditions precedent to such Advance have
                  been met and the Agent has received from each Lender its Percentage Interest of the Advance, the Agent will, on the date requested, make such Advance available to Borrower in immediately available funds at the Agent's office in Denver, Colorado. Each Lender shall make its own determination as to whether the conditions precedent to the Advance have been complied with and each Lender's making available to Agent its Percentage Interest of the Advance shall constitute confirmation from such Lender that all conditions precedent to the Advance have been satisfied in a manner acceptable to such Lender. The obligation of each Lender to fund its Percentage Interest of an Advance shall be a separate obligation of each Lender, and neither the Agent nor any other Lender shall have any liability to the Borrower for the failure of any Lender to fund its Percentage Interest of any Advance. The failure of any Lender to make the Advance shall not relieve any other Lender of the obligation to make an Advance.

                         (C) Each request for a Base Rate Advance under the Loan
                  must be in an amount of at least $250,000 or such lesser amount equal to the unadvanced portion of the Loan, and each request for a LIBOR Rate Advance must be in an amount of at least $1,000,000 or such lesser amount equal to the unadvanced portion of the Loan.

                         (D) Each request for an Advance under the Loan shall be
                  irrevocable and binding upon the Borrower from and after the time that a Request for Advance is received by the Agent and the submission of a Request for Advance to the Agent shall obligate Borrower to accept such Advance.

                  (ii) Automatic Advances.

                         (A) At 2:30 p.m. Denver time on each Business Day,
                  Agent will review the net activity of Borrower's account(s) at Agent. To the extent that the balance in Borrower's account(s) (taking into account such net activity) is less than $10,000 and provided that no Event of Default or Unmatured Event of Default shall have occurred, Agent shall automatically make a Base Rate Advance of the Loan (an "Automatic Advance") in an amount sufficient to increase the balance in Borrower's account(s) to $10,000 and Borrower hereby authorizes Agent to make such Automatic Advance; provided however that under no circumstances shall Agent make any Automatic Advance which would increase the outstanding principal balance of the Loan to an amount greater than the Maximum Loan Amount. Advances pursuant to this Section 2.1(g)(ii) shall be made automatically by Agent and each Lender hereby acknowledges that there are no conditions precedent to any such Automatic Advance.

                         (B) On a weekly basis, Agent shall notify Lenders of
                  the aggregate amount of Automatic Advances made during the preceding week. Provided that such notice is received prior to 11:00 am Denver time, each Lender shall make available to the Agent in immediately available funds on the same Business Day (the next Business Day, if such notice is received after 11:00 am Denver time) the amount of such Lender's Percentage Interest of the aggregate amount of Automatic Advances specified by Agent. If any Lender fails to make available to the Agent its Percentage Interest of Automatic Advances as required pursuant to this

                  Section (B), such Lender shall be obligated to pay to the Agent interest at the Default Rate from the date due until the date paid.

                         (C) Agent shall be entitled to retain all interest on
                  Automatic Advances from the date Advanced by Agent until the date each Lender advances its percentage interest of such Automatic Advances.

         (h) Extension of the Maturity Date. Upon request of the Borrower, which request shall be made no less than 90 days and no more than 150 days prior to each December 31, commencing with December 31, 2000, the Lenders may, but shall be under no obligation to, extend the Maturity Date by consecutive, and successive one year periods (each, an "Extension"). An Extension shall be in the sole and absolute discretion of the Lenders and shall require the unanimous approval of all Lenders. Without limiting the generality of the foregoing, an Extension shall be subject to the following terms and conditions and such other terms and conditions as the Agent may reasonably require: (i) Borrower shall provide Agent a written notice requesting the Extension; (ii) there shall not exist, either on the date the Extension is requested by the Borrower or on the date the Extension becomes effective any Event of Default or Unmatured Event of Default; (iii) all of the representations and warranties contained in the Loan Documents shall be true and correct on the date the Borrower requests the Extension and on the date the Extension becomes effective; (iv) there has been no significant material adverse change in the financial condition of Borrower or any Subsidiary; (v) Borrower shall execute all documents reasonably requested by Agent in connection with the Extension; (vi) Borrower shall pay to Agent, for the benefit of each Lender in accordance with its Percentage Interest, concurrent with the Extension, an extension fee of $40,000 together with all reasonable fees and expenses incurred by Agent in connection with the Extension, and (vii) the Agent and the Lenders shall have agreed in writing to the Extension. The foregoing list of conditions to the Extension is illustrative only and shall not in any way restrict the right of the Lenders to impose additional conditions nor shall the Lenders be under any obligation to agree to the Extension even if all of the foregoing conditions have been complied with. Borrower specifically acknowledges and agrees that the Extension shall be in the sole and absolute discretion of the Lenders and that the Lenders are under no obligation to grant the Extension. In the event that the Lenders agree to the Extension, the Maturity Date shall be extended by a period of one year.

     2.2 Repayments by Borrower. All payments of principal and interest hereunder or under the Notes shall be made at the Agent's offices at 1125 17th Street, Denver, Colorado 80202-2088 (or at such other place as the Agent designates to Borrower in writing at least one Business Day prior to the due date or payment date, as the case may be) by 11:00 am Denver time on the date due or the date of payment (as the case may be) in immediately available funds free and clear of any and all taxes and without setoff or counterclaim or deduction of any kind. If any payment to be made by Borrower hereunder or under the Notes is due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest and fees in respect of such payment. All payments received from Borrower hereunder (or an automatic repayment under Section 2.3 below) or under any of the Notes must be applied first to pay any fees or expenses due to the Agent hereunder, second to pay any fees or expenses due to the Lenders hereunder on a pro rata basis, third to pay accrued but unpaid interest on the Loan, and lastly, to repay the principal amount of the Loan. Borrower authorizes Agent to make any and all payments due under the Loan Documents (including without limitation, all interest payments) by debiting Borrower's account(s) at Agent. Borrower's failure to maintain funds in such account(s) sufficient to make payment(s) shall not relieve Borrower of its obligations hereunder.

     2.3 Automatic Repayment To the extent that the Agent's review of the net activity in Borrower's account(s) as described in Section 2.1 (g)(ii)(A) above reveals a balance greater than $10,000 (taking into account such net activity), Agent shall automatically make a repayment of amounts outstanding under the Loan which are accruing interest at the Base Rate (an "Automatic Repayment") in an amount equal to the lesser of (a) the outstanding principal amount of the Loan accruing interest at the Base Rate, and (b) an amount equal to the difference between the balance in Borrower's account(s) and $10,000. Borrower hereby authorizes Automatic Repayments and acknowledges that there are no conditions precedent to any such Automatic Repayment.

     2.4 Payments to the Lenders. Automatic repayments shall be distributed by the Agent to the Lenders in like funds on a weekly basis, pro rata according to the Percentage Interest of each Lender. Agent shall pay to the Lenders the Federal Funds Rate for each night that funds remain in the Agent's possession after receipt by Agent (if received by 11:00 am Denver time) but prior to distribution to the Lenders. In the event the Agent receives less than the aggregate amount due to all Lenders, the Agent shall distribute ratably to each Lender, in the case of any payment, the portion of the aggregate amount received by the Agent on such day multiplied by the Percentage Interest of such Lender. Payments (other than Automatic Repayments) by Borrower to the Agent on account of principal of and interest on the Loan or otherwise hereunder shall be distributed by the Agent to the Lenders on the same day such funds are received from Borrower in like funds, provided that the Agent receives such finds by 11:00 a.m. Denver time and on the next Business Day if the Agent receives such funds after 11:00 a.m. Denver time, pro rata according to the Percentage Interest of each Lender in like funds; provided that in the event the Agent receives immediately available finds from Borrower before 11:00 a.m. on any Business Day but does not remit such payments to the Lenders until the next Business Day, the Agent shall pay to the Lenders the Federal Funds Rate for each night that funds remain in the Agent's possession. In the event the Agent receives less than the aggregate amount due to all Lenders on any day, the Agent shall distribute ratably to each Lender, in the case of any payment, the portion of the aggregate amount received by the Agent on such day multiplied by the Percentage Interest of such Lender. Each Lender hereby agrees that Agent may offset any amounts due and owing to such Lender against any amounts due and owing from such Lender to Agent.

     2.5 Fees.

         (a) Loan Fee On or prior to the Closing Date, Borrower shall pay to Agent on behalf of Lenders the Loan Fee.

         (b) Unused Fee. Borrower shall pay to the Agent on behalf of the Lenders a Quarterly unused fee equal to the product obtained by multiplying the Unused Availability by the Unused Fee Percentage, which fee is payable in arrears within thirty days of the end of each Quarter. The Unused Fee will be divided among the Lenders pro rata in accordance with each Lender's Percentage Interest. "Unused Availability" shall be calculated within thirty days after the end of each Quarter (and on a pro-rata basis for any partial Quarter) and means the amount by which (i) the Maximum Loan Amount exceeds (ii) the average daily outstanding balance of the Loan during such Quarter as reasonably determined by the Agent. The "Unused Fee Percentage" shall be determined within five days of the end of the applicable Quarter by reference to the following table based on the ratio of Total Debt to Unadjusted EBITDA:

              Ratio of Total Debt              Unused Fee Percentage
              to Unadjusted EBITDA             (on an annual basis)

                        3.51                            .30%
               3.01 and 3.50                            .25%
               2.51 and 3.00                            .20%
               1.51 and 2.50                            .15%
                        1.50                            .10%

         (c) Agent's Fee. $10,000 annually, due and payable on or before September 30 of each year, commencing September 30, 1999.

     2.6 Letters of Credit.

         (a) Agent has previously issued or will issue a Letter of Credit in favor of Mack-Cali Realty Corporation in the amount of $225,000 (the "Existing Letter of Credit").

         (b) Agent agrees that upon request of Borrower and subject to the satisfaction of the terms and conditions described below, it will issue Letters of Credit on behalf of Borrower; provided, however, that the Letter of Credit Liability shall never exceed $1,000,000. Agents obligation to issue Letters of Credit shall be subject to the following conditions:

                  (i) Borrower shall deliver to the Agent a letter of credit application at least five (5) Business Days in advance of the proposed date of issuance;

                  (ii) Borrower shall pay to Agent all letter of credit fees required by Agent, including, without limitation, Agent's standard letter of credit fee, documentary fees and processing charges;

                  (iii) The maturity date of the Letter of Credit to be issued shall not extend beyond the Maturity Date;

                  (iv) There shall exist no Event of Default, and no event that with notice, the passage of time or both, would result in an Event of Default;

                  (v) All of Borrower's representations and warranties continue to remain true and correct in all material respects;

                  (vi) The outstanding principal amount of the Loan shall not exceed the Maximum Loan Amount (taking into account the face amount of the Letter of Credit to be issued); and

                  (vi) Such other conditions as Agent may reasonably require.

         (c) Participations. Immediately upon execution of this Agreement, Agent shall be deemed to have sold and transferred to each other Lender, and each other such Lender shall be deemed irrevocably and unconditionally to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Percentage Interest in the Existing Letter of Credit and all rights of Agent in respect thereof In addition, immediately upon the issuance by Agent of any Letter of Credit, Administrative Agent shall be deemed to have sold and transferred to each other Lender, and each other such Lender shall be deemed irrevocably and unconditionally to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Percentage Interest in such Letter of Credit and all rights of Agent in respect thereof.

         (d) Reimbursement Obligation. To induce Agent to issue and maintain Letters of Credit and to induce Lenders to participate in issued Letters of Credit, Borrower agrees to pay or reimburse Agent (i) one Business day after the date on which any draft is presented under any Letter of Credit, the amount of any draft paid or to be paid by Agent and (ii) promptly, upon demand, the amount of any fees which Agent customarily charges for honoring drafts under letters of credit, and taking similar action in connection with letters of credit. If Borrower has not reimbursed Agent for any draft paid or to be paid within one Business Day after such draft is presented under any Letter of Credit, Agent is hereby irrevocably authorized to fund such reimbursement obligations as a Base Rate Advance to the extent of availability and if the conditions precedent in this Agreement for such an Advance (other than any notice requirements or minimum funding amounts) have, to Agent's knowledge, been satisfied. The proceeds of such Borrowing shall be advanced directly to Agent in payment of Borrower's unpaid reimbursement obligations. If for any reason, finds cannot be advanced under the Loan, then Borrower's reimbursement obligation shall constitute a demand obligation. Borrower's obligations under this Section 2.6(d) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which Borrower may have at any time against Agent or any other Person. From the date that Agent pays a draft under a Letter of Credit until the related reimbursement obligation of Borrower is paid or funded by proceeds of an Advance, unpaid reimbursement obligations shall accrue interest at the Default Rate, which accrued interest shall be payable on demand.

         (e) Obligation of Lenders. If Borrower fails to reimburse Agent as provided in this Section 2.6 within 24 hours of the demand therefor by Agent and funds cannot be advanced under the Loan to satisfy the reimbursement obligations, then Agent shall promptly notify each Lender of Borrower's failure, of the date and amount of the draft paid, and of such Lender's Percentage Interest thereof Each Lender shall promptly and unconditionally make available to Agent in immediately available funds such Lender's Percentage Interest of the unpaid reimbursement obligation. Funds are due and payable to Agent on or before the close of business on the Business Day when Agent gives notice to each Lender of Borrower's reimbursement failure (if given prior to 1:00 p.m., Denver, Colorado time) or on the next succeeding Business Day (if notice was given after 1:00 p.m., Denver, Colorado time). All amounts payable by any Lender shall accrue interest at the Federal Funds Rate from the day the applicable draft is paid by Agent to (but not including) the date the amount is paid by the Lender to Agent. To the extent any Lender has funded its ratable share of any draft under an Letter of Credit, then Agent shall promptly distribute reimbursement payments received from Borrower to such Lender according to its ratable share. In the event any payment by Borrower received by Agent with respect to an Letter of Credit and distributed to Lenders on account of their participations therein is thereafter set aside, avoided, or recovered from Agent in connection with any receivership, liquidation, or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by Agent, contribute such Lender's ratable portion of the amount set aside, avoided, or recovered, together with interest at the rate required to be paid by Agent upon the amount required to be repaid by it.

         (f) Cash Collateral. Upon any demand by Agent upon the occurrence an Event of Default, Borrower shall provide to Agent, for the benefit of Lenders, (i) cash collateral in an amount equal to the Letter of Credit Liability existing on such date, such cash and all interest thereon shall constitute cash collateral for all Letters of Credit, and (ii) such additional cash collateral as Agent may from time to time require, so that the cash collateral amount shall at all times equal or exceeds the Letter of Credit Liability. Any cash collateral deposited under this Section 2.6, and all interest earned thereon, shall be held by Agent and invested and reinvested at the expense and the written direction of Borrower, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

                                   ARTICLE 3.
                              CONDITIONS OF LENDING

     3.1 Advance. The Lenders shall have no obligation to make Advances under the Loan unless the Agent shall have received all of the following, at the Agent's office in Denver, Colorado, duly executed and delivered and in form and substance satisfactory to the Agent, the Lenders and their counsel and unless all of the following shall have been satisfied in a manner acceptable to the Agent, the Lenders and their counsel:

         (a) with respect to the first Advance after the date hereof, this Agreement, executed by Borrower, the Agent and the Lenders;

         (b) with respect to the first Advance, the Notes;

         (c) with respect to the first Advance, the Security Documents;

         (d) with respect to the first Advance, to the extent requested by Agent, financing statements in appropriate form for filing with the filing jurisdictions necessary to cover all of the Collateral;

         (e) with respect to the first Advance, results of UCC lien searches (which have been ordered by Agent) as to Borrower and Subsidiaries for the State of Colorado and all other states required by Agent which search results shall be acceptable to the Agent;

         (f) with respect to the first Advance, the Pledge Agreement from Borrower pledging the Pledged Stock, together with delivery to the Agent of
     (1) original stock certificates evidencing the pledged stock, (2) stock powers (executed in blank) in connection with the pledged stock, and (3) certified copies of stock ledgers of each Subsidiary;

         (g) with respect to the first Advance, the other Loan Documents;

         (h) with respect to the first Advance, a certificate dated as of the Closing Date executed on behalf of Borrower and each Subsidiary by the Secretary or an Authorized Officer of Borrower and each Subsidiary, certifying to the correctness and completeness of the following: (A) Articles of Incorporation, (B) Bylaws, (C) the Certificate of Good Standing for Borrower and each Subsidiary from such jurisdictions as Agent may reasonably require and (D) Resolutions adopted-by Borrower's and each Subsidiary's Board of Directors authorizing the Loan, the pledge of Collateral and the Guaranties;

         (i) with respect to the first Advance, a certificate, dated the Closing Date and executed by the Secretary or assistant Secretary of the Borrower and each Subsidiary, which shall contain the names, titles and signatures of the Authorized Officers of Borrower and each Subsidiary authorized to execute this Agreement, the Security Documents and the other Loan Documents on behalf of the Borrower and the Subsidiaries;

         (j) with respect to the first Advance, the Loan Fee required to be paid on the Closing Date under Section 2.5 (a) above;

         (k) with respect to the first Advance, Landlord Waivers in form and substance satisfactory to Agent, from the lessor of Borrower's Colorado headquarters;

         (l) all other documents and assurances which Agent reasonably requires or which Agent may reasonably request in connection with the transactions contemplated by this Agreement, and such documents shall be certified, when appropriate, by proper authorities;

         (m) all legal matters incident to the Loan, this Agreement, the Note, the Security Documents and any other Loan Documents shall be satisfactory to counsel to the Agent, and with respect to the first Advance after the date hereof, the Agent shall have received addressed to the Agent and the
     Lenders: (1) the opinion of Rothgerber Johnson & Lyons LLP, Counsel to Borrower in the form previously provided by Lender, and (2) opinions of such other counsel as Agent may request in its discretion, in each case containing such exceptions and qualifications as are customary in similar opinions;

         (n) all representations and warranties contained in this Agreement and in the Loan Documents shall be true on the Closing Date and each Advance Date as if then given, and Borrower shall have performed or observed all terms, agreements, conditions and obligations hereunder and under the Loan Documents to be performed or observed on or prior to the Advance Date;

         (o) no Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the making of the requested Advance;

         (p) since the Initial Financial Statements, or the date of the most recent Advance, whichever is later, there has been no material adverse change in the business, financial position or results of operations of Borrower;

         (q) as of the Closing Date and each Advance Date, Borrower and each Subsidiary shall be solvent and Borrower's and each Subsidiary's property shall be greater than Borrower's or such Subsidiary's debts, at fair valuation, giving due consideration to identified contingent liabilities;

         (r) as of the Closing Date and each Advance Date, Borrower and each Subsidiary shall have sufficient capital to carry on its business as it is now conducted and as it is proposed to be conducted following the Closing Date or Advance;

         (s) as of the Closing Date and each Advance Date, Borrower and each Subsidiary shall be able to pay their debts as they mature, taking into account the Advance;

         (t) a Request for Advance or certificate, dated the Advance Date and executed on behalf of Borrower by an Authorized Officer, stating the substance of Subsections 3.1(m) through (r) above as of the requested Advance Date;

         (u) such Advance shall not be prohibited by any laws or any regulation or order of any court or governmental authority or agency and shall not subject any Lender to any penalty or other onerous condition under or pursuant to any such law, regulation or order; and

         (v) The amount of such Advance together with the outstanding principal amount of the Loan shall not exceed the Maximum Loan Amount.

                                   ARTICLE 4.
                                    SECURITY

     The repayment of the Loan and all extensions and renewals thereof, and the performance of all obligations of the Borrower hereunder and under the other Loan Documents, shall be secured by the Security Documents encumbering the Collateral.

                                   ARTICLE 5.
                         REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to the Agent and each Lender that as of the date hereof and as of the date of any Advance:

     5.1 Existence.

         (a) Each of Borrower, Monitoring, T-NETIX JMS and SpeakEZ is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado;

         (b) Gateway is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas;

         (c) The principal place of business for Borrower, Monitoring, T-NETIX JMS, and SpeakEZ is the State of Colorado, and the principal place of business for Gateway is the State of Texas. Borrower and each Subsidiary is qualified to do business in Colorado, and in every other jurisdiction in which the nature of its business or the ownership of its assets requires such qualification;

         (d) Borrower and each Subsidiary has the power and authority to own the property which it owns and to carry on its business as such business is now conducted; and

         (e) Borrower and each Subsidiary has all franchises, permits, licenses and similar agreements necessary to carry on its business as now conducted and has not received any notices of default or termination under any of such agreements.

     5.2 Collateral. No more than 10% of the collateral consisting of equipment or inventory (based on net book value as reported on Borrower's quarterly FAS 121 report, which report shall be sent by Borrower to Agent within 30 days after the end of each calendar quarter) is held in any state other than a Primary State, and neither Borrower or any Subsidiary will permit more than 10% of the Collateral consisting of equipment and inventory to be held in any state other than a Primary State without Agent's prior written consent, such consent not to be unreasonably withheld. Agent's consent shall be conditioned upon, among other things, Borrower and each Subsidiary taking all steps requested by Agent to provide Agent, as agent for Lenders, a perfected, first lien security interest in all Collateral held in any state other than a Primary State.

     5.3 Pledged Stock. The Pledged Stock represents 100% of the outstanding stock of each of the Subsidiaries, and is owned 100% by the Borrower. Borrower will not transfer any of the Pledged Stock without the prior written consent of Agent, which consent shall be in Agent's sole and absolute discretion.

     5.4 Noncontravention. The execution, delivery and performance by Borrower and each Subsidiary of this Agreement and the other Loan Documents and the borrowings hereunder, and the consummation of the transactions contemplated herein and therein will not conflict with the Articles of Incorporation, Bylaws or other organizational or governing documents of Borrower or any Subsidiary, or conflict with or result in any breach of any mortgage, lien, lease, agreement, instrument, order, judgment, decree, law, rule, regulation or any other restriction of any kind or character to which Borrower or any Subsidiary is a party or is subject or by which Borrower or any Subsidiary or Borrower's or any Subsidiary's properties are bound or affected or result in the creation or imposition of any lien, charge or encumbrance upon any property of Borrower or any Subsidiary.

     5.5 Third-Party Authorization. No consent, approval, exemption, authorization or order of or other action by, and no notice to or filing with, any court or governmental authority or third party (other than creditors under Obligations that will be discharged with the proceeds of the first Advance) is required by Borrower or any Subsidiary in connection with the execution, delivery or performance by Borrower and Subsidiaries of this Agreement, or any other Loan Document or to consummate any transactions contemplated hereby or thereby.

     5.6 Authorization; Binding Effect. Borrower and each Subsidiary has full power and authority to enter into this Agreement and the other Loan Documents. The execution and delivery of this Agreement, and the other Loan Documents, and the performance and observance of their terms, conditions and obligations, have been duly authorized by all necessary action by Borrower and each Subsidiary. This Agreement and the other Loan Documents are legal, valid and binding obligations of Borrower and each Subsidiary, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights.

     5.7 Litigation. There are no actions, suits, proceedings or claims against Borrower or any Subsidiary or any of their respective properties pending or, to the knowledge of Borrower or any Subsidiary, threatened before any court or by or before any governmental instrumentality, which could have a material adverse effect on the business, operations, property, prospects or condition (financial or otherwise) of Borrower or any Subsidiary (taken as a whole) or the ability of Borrower or any Subsidiary to perform its obligations under this Agreement or any of the other Loan Documents. There exists no default or breach by Borrower or any Subsidiary with respect to any order, writ, injunction, decree or demand of any court or governmental instrumentality, nor will the execution, delivery or performance by Borrower or any Subsidiary of this Agreement or any of the other Loan Documents result in any such default or breach.

     5.8 Taxes. Borrower and each Subsidiary has filed all required tax returns and paid all taxes and other governmental charges or levies imposed upon or against it or its properties (including the Collateral) or profits before the same became in default, except those being contested in good faith and by appropriate proceedings, for which adequate reserves have been set up by such Borrower or Subsidiary and for which there is no imminent risk of loss of any of the Collateral.

     5.9 Liens. All property and assets of Borrower and Subsidiaries are free and clear of all liens and encumbrances, except for the Liens permitted pursuant to Section 7.4 and Liens to be discharged with the proceeds of the first Advance.

     5.10 Use of Proceeds. The proceeds of the Loan shall be used solely for the purposes set forth in Article 2 above. In no event shall funds from the Loan or any Advance be used directly or indirectly by any Person for personal, family, household or agricultural purposes.

     5.11 Other Obligations. Other than Obligations to be discharged with the proceeds of the first Advance, neither Borrower nor any Subsidiary has any outstanding Indebtedness of any kind that is, in the aggregate, material to such Borrower or Subsidiary or material with respect to Borrower's Consolidated financial condition and not shown in the Initial Financial Statements (or in the context of future Advances, financial statements subsequently provided to Agent pursuant to this Agreement).

     5.12 Full Disclosure. No certificate, statement, report or other information delivered herewith or heretofore by-Borrower or any Subsidiary to the Agent or the Lenders in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to such Person necessary to make the statements contained herein or therein not materially misleading as of the date made or deemed made. There is no fact known to Borrower or any Subsidiary that has not been disclosed to the Agent or the Lenders in writing that could materially and adversely affect Borrower's or Subsidiary's properties, business, prospects or condition (financial or otherwise).

     5.13 Margin Stock. Neither Borrower nor any Subsidiary owns "margin stock" or "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) and no proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" or "margin securities."

     5.14 ERISA Compliance. Except as disclosed to Agent in writing:

         (a) Each Plan and Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of the Plan.

         (b) Each Qualified Plan and Multiemployer Plans has been determined by the IRS to qualify under section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of section 501 of the Code, and to the best knowledge of Borrower, except as otherwise disclosed to the Agent or the Lenders in writing, nothing has occurred that would cause the loss of such qualification or tax-exempt status.

         (c) There are no outstanding material liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute.

         (d) No Plan subject to Title IV of ERISA has any Unfunded Pension Liability.

         (e) No member of the Controlled Group has ever represented, promised or contracted (whether in oral or written form) to or with any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with life insurance or employee welfare plan benefits (within the meaning of section 3(1) of ERISA) following retirement or termination of employment. To the extent that any member of the Controlled Group has made any such representation, promise, or contract, such member has expressly reserved the right to amend or terminate such life insurance or employee welfare plan benefits with respect to claims not yet incurred.

         (f) Members of the Controlled Group have complied in all material respects with the notice and continuation coverage requirements of section 4980B of the Code.

         (g) No ERISA Events have occurred or are reasonably expected to occur with respect to any Plan(s).

         (h) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against
     (i) any Plan maintained or sponsored by Borrower or its assets, (ii) any member of the Controlled Group with respect to any Qualified Plan, or (iii) any fiduciary with respect to any Plan for which Borrower may be directly or indirectly liable, through indemnification obligations or otherwise.

         (i) Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under section 4219 of ERISA, would result in such liability) under section 4201 or 4243 of ERISA, or secondary liability under Section 4204 of ERISA, with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under section 4007 of ERISA) with respect to a Plan.

         (j) Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Pension Liability to a Person other than Borrower or an ERISA Affiliate or otherwise engaged in a transaction that could be subject to section 4069 or 4212(c) of ERISA.

         (k) No member of the Controlled Group has engaged, directly or indirectly, in a nonexempt prohibited transaction (as defined in section 4975 of the Code or section 406 of ERISA) in connection with any Plan that would reasonably be expected to have a material adverse effect on the properties, business, operations, prospects or condition (financial or otherwise) of Borrower.

     5.15 Compliance with Laws. Borrower and each Subsidiary is in compliance with all laws, rules and regulations and any determination of any arbitrator or governmental authority applicable to or binding upon it or any of its property or to which it or any of its property is subject.

     5.16 Financial Condition. The Initial Financial Statements (and, with respect to Advances, financial statements provided to Agent pursuant to this Agreement prior to such Advance) fairly present Borrower's financial position at the date thereof and the results of Borrower's operations and cash flows for the period thereof Since the date of the Initial Financial Statements (and, with respect to Advances, financial statements provided to Agent pursuant to this Agreement prior to such Advance), there has been no material adverse change in the business, financial position or results of operations of Borrower.

     5.17 Environmental Matters. (a) The operations of Borrower and each Subsidiary comply in all material respects with all federal, state or local laws, statutes, rules, regulations, and all administrative orders, licenses, authorizations and permits of any governmental authority, relating to environmental or public health and safety ("Environmental Laws"); (b) none of the operations of Borrower or any Subsidiary is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent into the environment; (c) Neither Borrower nor any Subsidiary has (and to the best knowledge of Borrower and each Subsidiary, nor has any other Person) filed any notice under any federal, state or local law indicating that Borrower or such Subsidiary is responsible for the release into the environment, or the improper storage, of any material amount of any hazardous or toxic waste, substance or constituent or that any such waste, substance or constituent has been released, or is improperly stored, upon any property of such Person; and
(d) Neither Borrower nor any Subsidiary otherwise has any known material contingent liability in connection with the release into the environment, or the improper storage, of any such waste, substance or constituent. The provisions of this Section 5.17 are in addition to any representations and warranties set forth by Borrower or Subsidiaries in any environmental indemnity or other agreement.

     5.18 Investment Company Act; Etc. Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.19 Labor Matters. (a) Neither Borrower nor any Subsidiary has experienced within the four-year period ended on the date hereof any strike, labor dispute, slowdown or work stoppage due to labor disagreements that would have a material adverse effect on the business, operations, assets, property, prospects or condition (financial or otherwise) of Borrower or Subsidiaries; and (b) to the best knowledge of Borrower and each Subsidiary, there is no such strike, dispute, slowdown or work stoppage threatened against Borrower or any Subsidiary that would have a material adverse effect on the business, operations, assets, property, prospects or condition (financial or otherwise) of Borrower or any Subsidiary.

     5.20 No Burdensome Agreements. Neither Borrower nor any Subsidiary is a party to or in any manner bound by, any contract or agreement that would materially adversely affect such Borrower or Subsidiary or its ability to perform its obligations under the Loan Documents, except as disclosed in the Initial Financial Statements (and, with respect to Advances, financial statements provided to Agent pursuant to this Agreement prior to such Advance).

     5.21 Licenses. Borrower and each Subsidiary has the right to use all trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, permits, authorizations and other rights as are necessary for the present and planned future conduct by

Borrower and each Subsidiary of its present businesses to be operated by it on and after the date hereof All of the foregoing are and will be in full force and effect, and Borrower and each Subsidiary is and will be in substantial compliance with the foregoing, without any known conflict with the valid rights of others that could have or cause a material adverse effect on Borrower's or any Subsidiary's business, operations, assets, property, prospects or condition (financial or otherwise). No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any such license or other right or affects or would affect the rights of the Borrower or Subsidiary thereunder so as to have a material adverse effect on such Borrower's or Subsidiary's business, operations, assets, property, prospects or condition (financial or otherwise).

     5.22 Patents, Copyrights, Etc. Other than as set forth in the Loan Documents, neither Borrower nor any Subsidiary has any rights in any patent, trademark, copyright, trade name or other or similar intellectual property right (collectively "Intellectual Property Rights") that is material to the operation of Borrower's or any Subsidiary's business as now operated (other than any right to any name under which Borrower or any Subsidiary now does business) and no such Intellectual Property Rights are required for the conduct or operation of such Borrower's or Subsidiary's business.

     5.23 Subsidiaries and Affiliates. The organizational chart attached to and made a part of this Agreement as Exhibit B is a complete and accurate representation of the interrelationship of the Borrower and Subsidiaries and their respective Subsidiaries and Affiliates, and no Borrower or Subsidiary has any Affiliate or Subsidiary other than as depicted on such organizational chart.

     5.24 Partnerships and Joint Ventures. Neither Borrower nor any Subsidiary is a partner in any partnership, a member of any limited liability company or a partner or a party to any joint venture except as disclosed in writing to the Agent.

                                   ARTICLE 6.
                              AFFIRMATIVE COVENANTS

     Until payment in full of the Loans and termination of all the Obligations hereunder, without the prior written consent of the Required Lenders:

     6.1 Payment and Performance of Loan. Borrower shall duly and punctually pay or cause to be paid in lawful money of the United States the principal and interest on the Loan upon the dates, at the place and in the manner set forth in the Notes and in Article II hereof, and perform and observe all other obligations of Borrower under this Agreement and the other Loan Documents.

     6.2 Financial Statements. Borrower shall and shall cause each Subsidiary to keep proper books of record and account in which full, true and correct entries shall be made of all business, dealings and affairs in accordance with GAAP, and Borrower shall, at Borrower's expense, deliver directly to each Lender and in an acceptable format:

         (a) Within ninety calendar days after the end of each fiscal year of Borrower, complete audited annual Consolidated financial statements of Borrower, together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit conducted by independent certified public accountants selected by Borrower and acceptable to the Agent, stating that such financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise required due to changes in GAAP) and an annual certificate of the type described in Section 6.2(b) below signed by an Authorized Officer of Borrower;

         (b) Quarterly, within forty-five days after the end of each Quarter,
     (i) an internally prepared quarterly Consolidated and consolidating financial statement including an income statement and balance sheet for Borrower for the subject Quarter, prepared in reasonable detail and in accordance with GAAP, and certified by an Authorized Officer of Borrower as being true and correct and fairly presenting in accordance with GAAP the financial position and results of operations of Borrower, which document may be in the form of Borrower's quarterly report on form 10-Q filed with the Securities and Exchange Commission; and (ii) a certificate signed by an Authorized Officer of Borrower, showing the calculation of and compliance with the financial covenants contained in this Agreement, and stating that there does not exist any condition or event at the time of such certificate which constitutes an Event of Default or an Unmatured Event of Default, or, if such condition or event existed, specifying the nature and period of existence of any such condition or event, generally in form and substance acceptable to Agent;

         (c) Within forty-five days after the end of each Quarter, an accounts receivable aging report, in form and substance acceptable to Agent;

         (d) Within ninety days after the end of each fiscal year, an annual budget, in form and substance acceptable to Agent; and

         (e) Such additional financial and other information as the Agent or the Lenders may from time to time reasonably request.

     6.3 Preservation of Existence, Etc. Borrower and all Subsidiaries of Borrower shall maintain in full force and effect such Borrower's or Subsidiary's existence as a corporation or limited liability company and its good standing under the laws of its state of incorporation or formation and its right to transact business in all states where its activities and ownership of assets are such that qualification to transact business is necessary under the laws of such states.

     6.4 Maintenance of Property. Borrower shall and shall cause all Subsidiaries of Borrower to maintain, preserve, protect and keep (a) in good repair and in good working order and condition the Collateral and all other properties, real or personal, used or useful in its business, and (b) in full force and effect all licenses, permits, authorizations and approvals required, necessary or desirable for the conduct of its' and the Subsidiaries' business.

     6.5. Payment of Other Obligations. Borrower shall and shall cause each Subsidiary to duly and punctually pay and discharge (i) all taxes, assessments and other governmental charges assessed against or imposed upon or with respect to such Borrower or such Subsidiary or its properties or assets prior to the date when they shall become delinquent unless the same are being contested in good faith and by appropriate proceedings and appropriate reserves have been established in accordance with GAAP and there is no risk of loss of any of the Collateral; (ii) all charges for labor, materials and supplies which if unpaid might become a lien against any part of the property of such Borrower or Subsidiary, unless the same are being contested in good faith and by appropriate proceedings and appropriate reserves have been established in accordance with GAAP and there is no risk of loss of any of the Collateral; and (iii) all federal and state social security, worker's compensation and similar taxes, payments and contributions for which such Borrower or Subsidiary may be liable, before the same become delinquent unless the same are being contested in good faith and by appropriate proceedings and appropriate reserves have been established in accordance with GAAP and there is no risk of loss of any of the Collateral.

     6.6 Insurance.

         (a) In addition to any insurance requirements set forth in the Security Documents, Borrower shall and shall cause each Subsidiary to keep all of its insurable property, real and personal, adequately insured at all times with financially sound and reputable independent insurance companies against fire and against such other risks as are customarily insured against by the same or similar businesses of a comparable size, and fully insure against its employer's and public liability risks, all in such amounts and upon such terms and conditions, including deductibles, as the Agent may reasonably require.

         (b) Each insurance policy covering the Collateral shall be endorsed:

                  (i) to provide for payment of losses to the Agent, as agent for the Lenders, as its interest may appear;

                  (ii) to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty days prior written notice to the Agent;

                  (iii) to provide for any other matters specified in any applicable Security Document or which the Agent may reasonably require; and

                  (iv) to provide for insurance against fire, casualty and any other hazards normally insured against, in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.

         (c) Borrower shall and shall cause each Subsidiary to maintain at all times adequate insurance against its liability for injury to persons or property, which insurance shall be by financially sound and reputable independent insurers, in an amount not less than $10,000,000 for each occurrence. Upon the request of the Agent, Borrower and each Subsidiary shall furnish the Agent a certificate of an Authorized Officer of Borrower or such Subsidiary (and, if requested by the Agent, any insurance broker of Borrower or any Subsidiary) setting forth the nature and extent of all insurance maintained by the Borrower and Subsidiaries in accordance with this Section 6.6.

     6.7 Inspection of Property, Books and Records; Meeting with the Lenders.

         (a) Borrower shall and shall cause Subsidiaries to permit the Agent's and any Lender's duly authorized officers, employees and agents to inspect (and make copies of or abstracts therefrom) the Collateral and the other property, books and records of Borrower and Subsidiaries and to discuss Borrower's and Subsidiaries' affairs, finances and accounts with Borrower's and Subsidiaries' officers and its independent accountants, and furnish any other data which the Agent or any Lender may reasonably request, all at the expense of Borrower and Subsidiaries and at any reasonable time and as often as the Agent or any Lender may reasonably request.

         (b) Promptly upon request by the Agent, such Authorized Officers of Borrower or Subsidiaries as the Agent shall require, shall meet with the Agent or the Lenders at any time and from time to time at a place determined by the Agent.

     6.8 Notices. Borrower shall and shall cause each Subsidiary to give written notice to the Agent within three days after Borrower or any Subsidiary becomes aware of any of the following:

         (a) Any material adverse change in the business, property, prospects, assets, operations or condition (financial or otherwise) of Borrower or any Subsidiary;

         (b) Any Event of Default or Unmatured Event of Default;

         (c) The institution of any litigation or other proceeding before any governmental body or official against Borrower or any Subsidiary or any of their respective assets and any developments in any pending litigation or other proceeding before any governmental body or official that could materially affect Borrower or any Subsidiary, its business, property, prospects, assets, operations or condition (financial or otherwise);

         (d) Any existing or pending investigation or inquiry by any governmental authority in connection with any applicable Environmental Laws;

         (e) The institution of, or material development in, any litigation affecting any of the Collateral, or any other dispute or claim that could have a material adverse effect on any of the Collateral;

         (f) Any fact that causes or may cause the Agent, on behalf of the Lenders, or the Lenders to fail to have a valid, enforceable and perfected first priority lien on or security interest in any of the Collateral;

         (g) Any of the following events affecting Borrower or any member of its Controlled Group (but in no event more than ten days after becoming aware of such event), together with a copy of any notice with respect to such event that may be required to be filed with any governmental authority and any notice delivered by any governmental authority to Borrower or any member or its Controlled Group with respect to such event:

                  (i) an ERISA Event;

                  (ii) the adoption of any new Plan that is subject to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;

                  (iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities;

                  (iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

         (h) Any event that with the passage of time or giving of notice, or both, would permit the holder or holders of any Indebtedness of Borrower to declare such Indebtedness to be due and payable prior to its stated maturity;

         (i) Any change in the executive management of Borrower;

         (j) The name and address of any Person acquiring or selling 20 percent or more of the capital stock of Borrower, or of any smaller percentage of such stock that would allow the acquiring Person to appoint or control the appointment of one or more directors of Borrower;

         (k) The name and address of any Person (not previously disclosed by Borrower pursuant to this Section 6.8) that owns or controls so mach of the capital stock of Borrower that such Person, and the Affiliates of such Person, directly or indirectly, have the power to influence the management or operation of Borrower;

         (l) The name and address of any Person (not previously disclosed by Borrower pursuant to this Section 6.8) that together with the Affiliates of such Person, owns or controls, directly or indirectly, 20 percent or more of the capital stock of Borrower; or

         (m) The creation or acquisition of any new Subsidiary by Borrower or any Subsidiary. Notwithstanding the foregoing, Lenders hereby approve of the JMS Acquisitions, provided that T-NETIX JMS provide to Lenders the additional security described in Section 6.14 herein.

     6.9 Compliance with Laws. Borrower shall and shall cause each Subsidiary to comply with all applicable laws, statutes, rules and regulations of the United States and of any state or municipality, and of any official, arbitrator or governmental authority, in respect of the conduct of business and ownership of property by such Borrower or Subsidiary.

     6.10 Further Assurances. Borrower shall and shall cause each Subsidiary to promptly at Borrower's and Subsidiary's expense, (a) file and refile in such offices, at such times and as often as may be reasonably necessary, every instrument and every amendment thereto, and take such other action, as may be reasonably necessary or desirable to create, perfect, maintain and preserve all liens and security interests intended to be created by Borrower and Subsidiaries under the Security Documents in favor of the Agent as agent for the Lenders or in favor of the Lenders and to protect and preserve the rights and remedies of the Agent and the Lenders thereunder, (b) furnish to the Agent evidence reasonably satisfactory to the Agent of all such filings and refilings, (c) otherwise do all things necessary or expedient to be done to effectively create, perfect, maintain and preserve the liens and security interests intended to be created by the Security Documents as a lien on real property and fixtures and a security interest in personal property and to carry out to the Agent's and the Lender's satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

     6.11 Financial Covenants. Borrower shall comply with the following financial covenants:

         (a) Total Debt to Unadjusted EBITDA. Borrower shall maintain a ratio of Total Debt to Unadjusted EBITDA less than or equal to the ratio set forth below for the period in which the applicable Quarter ends, calculated at the end of each Quarter and unless otherwise specified based on such Quarter and the three immediately preceding Quarters:

                     Period                                       Ratio
                     ------                                       -----

            Closing                                                5.00
            9/30/99                                                4.35
            12/31/99                                               3.625
            3/31/00                                                3.00
            6/30/00                                                2.50
            9/30/00, and at the end of
              each Quarter Thereafter                              2.25


         (b) Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio not less than the ratio set forth below for the period in which the applicable Quarter ends, calculated at the end of each Quarter and unless otherwise specified based on such Quarter and the three immediately preceding Quarters:

                     Period                                       Ratio
                     ------                                       -----

            Closing                                                3.00
            9/30/99                                                3.00
            12/31/99                                               3.75
            3/31/00, and at the end of
              each Quarter Thereafter                              4.00


         (c) Minimum EBITDA. Borrower shall maintain a minimum EBITDA at the end of the Quarter identified below in the amount set forth below for such Quarter (as shown in the applicable financial statements):

                      Quarter ending 9/30/99              $2,350,000
                      Quarter ending 12/31/99             $3,100,000
                      Quarter ending 3/31/00              $3,875,000
                      Quarter ending 6/30/99              $4,125,000
                      Quarter ending 9/30/00              $4,250,000
                      Quarter ending 12/31/00 and
                         each Quarter Thereafter          $4,375,000

     6.12 Principal Bank Accounts. Within 30 days after closing, Borrower shall establish and at all times thereafter shall maintain its principal deposit accounts with the Agent during the term of this Agreement.

     6.13 Loan Expenses. Within three days after demand by the Agent, Borrower shall pay any and all Loan Expenses incurred by the Agent at any time and from time to time.

     6.14 Additional Security. If Borrower or any Subsidiary shall create or acquire any new Subsidiary, such Borrower or Subsidiary shall (unless otherwise requested in writing by the Required Lenders), within ten days after the creation or acquisition of such new Subsidiary and solely at Borrower's or Subsidiaries' expense: (a) provide a guaranty to Lenders by execution of a Guaranty in form and content acceptable to Lender; (b) pledge the stock or other ownership interest in such Subsidiary to the Agent, for the benefit of the Lenders, as additional Collateral; and (c) encumber the assets of such Subsidiary in favor of the Agent, for the benefit of the Lenders, as additional Collateral, in the case of subsection (b) and (c) above, by execution and delivery of Security Documents in form and content acceptable to the Agent.

     6.15 Interest Rate Risk Hedge. Within 10 days after the Closing Date, Borrower shall choose the Adjusted LIBOR Rate interest option for a one year Interest Period pursuant to and in accordance with the terms of the Notes, which shall apply to a minimum of $15,000,000 of the outstanding principal balance of the Notes.

     6.16 SpeakEZ Expenditure. Neither SpeakEZ, Inc. nor any affiliate thereof shall permit total expenses and expenditures (cash and non-cash) for SpeakEZ to exceed $2,000,000 in any fiscal year, which amount shall be calculated net of any SpeakEZ revenues or other SpeakEZ income received during such fiscal year.

     6.17 Federal and Other Governmental Contracts. Upon entering into any federal or governmental contract subject to the Federal Assignment of Claims Act or any similar act, Borrower shall immediately notify Agent that it has entered into such contract and shall immediately take and cause each Subsidiary to do all acts necessary to comply with the Federal Assignment of Claims Act or any other such similar act as is applicable to the relevant contract in order to give Agent, as agent for Lenders, a valid first priority security interest in such contracts, or otherwise provide evidence satisfactory to Agent that no such compliance is necessary.

                                   ARTICLE 7.
                               NEGATIVE COVENANTS

     Until payment in full of the Loans and termination of all the Obligations hereunder, Borrower and Subsidiaries shall not, and shall not cause, permit or suffer any Subsidiary of Borrower or Subsidiaries to, without the prior written consent of the Required Lenders:

     7.1 Indebtedness. Create, incur, assume or permit to exist any Indebtedness (including, without limitation, any and all loans to Subsidiaries and Affiliates and any and all guarantees of indebtedness), except:

         (a) The Loan;

         (b) Current trade payables to Persons incurred for good furnished or services rendered, in either case in the Ordinary Course of Business;

         (c) Indebtedness (other than Accommodation Obligations); including capital leases, not exceeding $500,000 in the aggregate outstanding at anyone time (but excluding trade payables permitted under subsection (b) above and the Loan); and

         (d) Loans from (i) any one or more Borrower, Subsidiaries, Subsidiaries or Affiliates, to (ii) any one or more Borrower, Subsidiaries, Subsidiaries or Affiliates.

     7.2 Loans and Advances. Make any loans or advances to any Person, except for the following loans and advances which may be made at any time prior to the occurrence or existence of an Event of Default or Unmatured Event of Default, but not thereafter: (a) accounts receivable arising from the sale or lease of goods or services in the Ordinary Course of Business; or (b) loans or advances that do not exceed $100,000 in the aggregate outstanding at any one time.

     7.3 Investments and New Business. (a) Make any acquisitions of or capital contributions to or other investments in any Person on or after the Closing Date, or (b) make any investments other than (1) investments in open market commercial paper, maturing within 365 days after acquisition thereof, with a credit rating of at least A-1 or P-1 by either Standard & Poor's Corporation or Moody's Investors Service, Inc., (2) marketable obligations issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America, (3) municipal bonds with a credit rating of at least A by either Standard & Poor's or Moody's, and (4) demand deposits, time deposits (including certificates of deposit), and money market accounts. Notwithstanding the foregoing, Lenders hereby approve of the JMS Acquisition, provided that T-NETIX JMS provide to Lenders the additional security described in Section 6.14 herein.

     7.4 Liens. Create, assume or permit to exist any Lien upon any properties (including licenses) or assets, whether now owned or hereafter acquired, real or personal, except:

         (a) The Security Documents;

         (b) Liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and for which there is no risk of loss to the Collateral;

         (c) Operator's, mechanic's, workmen's, materialmen's and other like liens arising in the Ordinary Course of Business in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been set aside on such Person's books and for which there is no risk of loss of any of the Collateral;

         (d) Liens or encumbrances, if any, permitted by the Security Documents or in favor of Agent.

     7.5 Stock, Mergers and Consolidations. Merge or consolidate into or with any Person, which shall mean the combination of two or more entities in such fashion that only one of such entities shall survive such transaction or in such fashion that none of such entities shall survive such transaction, but instead shall be combined into a new entity or entities.

     7.6 Dividends and Distributions. Make any dividends or distributions of assets, or declare or pay any cash or liquidating distribution or dividends, or make any other distribution to any of their shareholders. Notwithstanding the forgoing, the Borrower shall be permitted to re-purchase up to $2,000,000 in the aggregate of treasury stock provided that no Event of Default or Unmatured Event of Default shall have occurred either before such transaction takes place or as a result of such transaction.

     7.7 Burdensome Undertakings. Undertake, or become contractually bound to undertake, any action not in the Ordinary Course of Business that could materially adversely affect Borrower or any Subsidiary or its business, properties, prospects, assets, operations or condition (financial or otherwise).

     7.8 Disposition of Assets. Sell, transfer, convey, assign, lease, exchange or otherwise dispose (whether in one or a series of transactions) of any of its assets (including licenses), real or personal, except sales, transfers, leases, exchanges or other dispositions of assets by Borrower in the Ordinary Course of Business; and

         (a) sales, transfers, leases, exchanges or other dispositions of assets by Borrower in the Ordinary Course of Business; and

         (b) in the Ordinary Course of Business, so long as such transaction is on fair and reasonable terms and the proceeds from all such transactions do not exceed $100,000 in the aggregate.

     7.9 Use of Proceeds. Use any funds from the Loan directly or indirectly for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any "margin stock" or any "margin securities" (as such terms are defined respectively in Regulation U and Regulation G promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.

     7.10 Transactions with Affiliates. Enter into any transaction with any Affiliate, except (a) guarantees of indebtedness within the limitations provided for in Section 7.1 above, and (b) any transaction that is in the Ordinary Course of Business and that is upon fair and reasonable terms comparable in all material respects to terms that would be obtained in an arm's-length transaction with a Person not an Affiliate of Borrower.

     7.11 ERISA.

         (a) Terminate any Plan subject to Title IV of ERISA that might reasonably be expected to result in liability to the Borrower or any ERISA Affiliate in an aggregate amount exceeding $2,000,000;

         (b) Permit to exist any ERISA Event or any other event or condition that might reasonably be expected to result in liability to any member of the Controlled Group in an aggregate amount exceeding $2,000,000;

         (c) Make a complete or partial withdrawal (within the meaning of ERISA section 4201) from any ERISA Plan that might reasonably be expected to result in liability to the Borrower or any ERISA Affiliate in an aggregate amount exceeding $2,000,000;

         (d) Enter into any new ERISA Plan or modify any existing ERISA Plan so as to increase its obligations thereunder which could result in liability to any member of the Controlled Group in the aggregate amount of $2,000,000 or more;

         (e) Permit the present value of all nonforfeitable accrued benefits under any ERISA Plan (using the actuarial assumptions used by the ERISA Plan's actuaries for purposes of determining the finding for the ERISA Plan pursuant to section 412 of the Code) to exceed the fair market value of ERISA Plan assets allocable to such benefits by $2,000,000 or more;

         (f) Cause or permit the occurrence of any combination of events listed in clauses (a) through (e) that involves a potential liability, excess of accrued benefits over fair market value, or any combination thereof, in excess of $5,000,000; or

         (g) Establish, maintain or contribute to any ERISA Plans or incur any obligation to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA or represent, promise, or contract (in oral or written form) to any current or former employee (individually or as a group) that such current or former employee(s) would be provided, at any cost to any member of the Controlled Group, with any employee welfare benefits (as defined in Section 3(1) of ERISA) following retirement or termination of employment.

     7.12 Amendments to Organizational Documents. Amend Borrower's or any Subsidiary's articles of incorporation, bylaws, or other governing documents.

                                   ARTICLE 8.
                                EVENTS OF DEFAULT

     The occurrence of any of the following shall constitute an event of default ("Event of Default") hereunder:

     8.1 Nonpayment. Failure by Borrower to pay, when due, any installment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under the Notes or any other Loan Document.

     8.2 Other Defaults. Any failure by Borrower to perform or observe any covenant, agreement, condition or provision contained in this Agreement or the Notes (except those dealt with specifically in this Article 8), if such failure continues unremedied for a period of fifteen days following written notice of default from Agent.

     8.3 Representation or Warranty. Any representation or warranty of Borrower or any Subsidiary, whether contained in this Agreement or in any certificate or other writing required or contemplated by this Agreement or in any Loan Document shall be false or misleading in any material respect as of the date made or deemed made.

     8.4 Other Nonpayment. Failure by Borrower or any Subsidiary to pay, when due, any installment of principal of, or interest on, any Indebtedness having an aggregate principal amount in excess of $250,000. Any default or event of default shall occur under any other agreement now or hereafter existing relating to any Indebtedness of Borrower or any Subsidiary to any Person, having an aggregate principal amount in excess of $250,000.

     8.5 Bankruptcy. Etc. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any other law for the relief of debtors shall be instituted by or against Borrower or any Subsidiary (except for an involuntary petition against Borrower or any Subsidiary, which shall not constitute an Event of Default if such petition is vacated or dismissed within fifteen days after the filing thereof), or any order, judgment or decree shall be entered against Borrower or any Subsidiary decreeing its dissolution or division.

     8.6 ERISA. (i) A member of the Controlled Group shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan; (ii) Borrower or an ERISA Affiliate shall fail to satisfy its contribution requirements under section 412(c)(11) of the Code, whether or not it has sought a waiver under section 412(d) of the Code; (iii) in the case of an ERISA Event involving the withdrawal from a Plan of a "substantial employer" (as defined in section 4001(a)(2) or Section 4062(e) of ERISA), the withdrawing employer's proportionate share of that-Plan's Unfunded Pension Liabilities is more than $2,000,000; (iv) in the case of an ERISA Event involving the complete or partial withdrawal from a Multiemployer Plan, the withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $2,000,000; (v) in the case of an ERISA Event not described in clause (iii) or (iv), the Unfunded Pension Liabilities of the relevant Plan or Plans exceed $2,000,000; (vi) a Plan that is intended to be qualified under section 401(a) of the Code shall lose its qualification, and the loss can reasonably be expected to impose on members of the Controlled Group liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $2,000,000; or more; (vii) the commencement or increase of contributions to, or the adoption of or the amendment of a Plan by, a member of the Controlled Group shall result in a net increase in unfunded liabilities to the Controlled Group in excess of $2,000,000; (viii) any member of the Controlled Group engages in or otherwise becomes liable for a nonexempt prohibited transaction and the initial tax or additional tax under section 4975 of the Code relating thereto might reasonably be expected to exceed $2,000,000; (ix) a violation of section 404 or 405 of ERISA or the exclusive benefit rule under section 401(a) of the Code if such violation might reasonably be expected to expose a member or members of the Controlled Group to monetary liability in excess of $2,000,000; (x) any member of the Controlled Group is assessed a tax under section 4980B of the Code in excess of $2,000,000; (xi) any member of the Controlled Group is subject to a payment in excess of $2,000,000 in connection with any agreement with the Internal Revenue Service to prevent the disqualification of a Plan; or (xii) the occurrence of any combination of events listed in clauses (iii) through (xi) that involves a potential liability, net increase in aggregate Unfunded Pension Liabilities, unfunded liabilities, or any combination thereof, in excess of $2,000,000.

     8.7 Loan Documents.

         (a) Occurrence of any of the events of default defined in any of the Loan Documents (other than an event of default that is also a default under this Agreement).

         (b) Any of the Security Documents shall for any reason cease to create a valid security interest in the collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority lien and security interest, subject only to those matters expressly permitted by Section 7.2 hereof or by any applicable Security Document, if a valid, perfected and first priority lien and security interest in such collateral is not reinstated or recreated, to the satisfaction of Agent, within 30 days of written notice from Agent.

     8.8 Judgments. Any final judgment, writ or warrant of attachment, or similar process in an amount of $250,000 (in the aggregate) or more shall be entered or filed against Borrower, any Subsidiary, any Subsidiary or any Affiliate, or any of its assets and shall remain unvacated, unbonded or unstayed for a period of thirty calendar days.

     8.9 Insolvency. Borrower or any Subsidiary shall become insolvent, admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee otherwise shall be appointed and shall not be discharged within thirty calendar days after such appointment.

     8.10 Loan Documents. This Agreement, the Note or any of the other Loan Documents shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect.

     8.11 Change in Control.

         (a) Borrower shall cease to own, directly or indirectly, 100 percent of the capital stock of each of the Subsidiaries.

         (b) A change in the ownership of more than 50 percent of the capital stock of Borrower.

         (c) Ownership, directly or indirectly, by any Person and the Affiliates of such Person of so much of the capital stock of Borrower that such Person, and the Affiliates of such Person, directly or indirectly, control the election or appointment of a material number of Borrower's board of directors, where such Person or any of the Affiliates of such Person is not satisfactory to the Lenders.

         (d) Ownership or control, directly or indirectly, by any Person and the Affiliates of such Person of so much of the capital stock of Borrower that such Person, and the Affiliates of such Person, directly or indirectly, have the power to influence the management or operation of Borrower, where such Person or any of the Affiliates of such Person is not satisfactory to the Lenders.

         (e) Any change in the control, directly or indirectly, by any Person and the Affiliates of such Person of 20 percent or more of the capital stock of Borrower which is owned by such Person and the Affiliates of such Person after the date hereof, or any change in the ownership or control, directly or indirectly, by any Person and the Affiliates of such Person of 20 percent or more of the capital stock of Borrower which is acquired after the date hereof by any Person and the Affiliates of such Person who does not own 10% or more of Borrower's capital stock on the date hereof, where such Person or any of the Affiliates of such Person is not satisfactory to the Lenders.

         (f) Change in the executive management of Borrower, if such change is not satisfactory to Lenders in Lenders' sole and absolute discretion.

     8.12 Material Adverse Change. Any material adverse change occurs in Borrower's or any Subsidiary's financial condition or business or operations (including, without limitation, any material adverse change caused by Borrower or any Subsidiary becoming subject to any statute, regulation or order of any governmental authority after the date hereof).

                                   ARTICLE 9.
                                    REMEDIES

     9.1 Automatic Acceleration of Loans. Upon the occurrence of any Event of Default specified in Section 8.5 or 8.9, the obligation of the Lenders to make Advances under the Loan shall automatically terminate and the unpaid principal amount of the Loan and all interest and other amounts payable hereunder, under the Notes or any of the Loan Documents, shall automatically become due and payable without further act of the Agent or the Lenders.

     9.2 Optional Acceleration of Loans. Upon the occurrence of any Event of Default (other than those specified in Sections 8.5 and 8.9 above), the obligation of the Lenders to make Advances under the Loan shall automatically terminate and the Agent shall, at the direction of the Required Lenders from time to time, do any or all of the following:

         (a) Declare all or any part of the Loan to be forthwith due and payable, together with all accrued and unpaid interest thereon and all other amounts payable hereunder or under any of the other Loan Documents, without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower;

         (b) With respect to any and all contingent, unmatured or unliquidated obligations of Borrower hereunder, declare such obligations to be immediately due and payable and require that cash in an amount equal to the aggregate outstanding amount of all such obligations be immediately paid over, pledged and delivered to the Agent on behalf of the Lenders to be held as cash collateral for such obligations; and

         (c) Proceed with every remedy provided for herein or in the Notes, the Security Documents or any contract, agreement or undertaking supplemental hereto and the Lenders shall have, without limitation, all of the rights of a secured party under the Uniform Commercial Codes as then in effect with respect to any security then held for the Loans.

     The enforcement of any rights of the Agent and the Lenders as to the security for the Loans shall not affect the rights of the Agent or the Lenders to enforce payment of the Loans against Borrower and to recover judgment against Borrower for any portion thereof remaining unpaid.

     9.3 Setoff. Upon the occurrence of any Event of Default, each Lender shall have the right at any time and from time to time, without prior notice to Borrower (which notice is hereby waived by Borrower to the fullest extent permitted by law), to set off and apply any debt owing to Borrower by such Lender, including, without limitation, any deposits (general or special, time or demand, provisional or final) now or hereafter maintained by Borrower with such Lender, against any and all obligations of Borrower now or hereafter existing under this Agreement or any of the other Loan Documents, although such obligations may be contingent or unmatured, and for such purpose Borrower hereby grant a security interest in and assigns to each Lender all such deposit accounts.

     9.4 Expenses. Upon the occurrence of any Event of Default, Borrower shall, on demand, pay to Agent and each Lender any Loan Expenses incurred by Agent and Lenders in connection with such Event of Default or the enforcement of its rights under or with respect to the Loan, this Agreement, the Notes and the other Loan Documents. This obligation is in addition to any other obligation of Borrower to reimburse the Agent or the Lenders for the Loan Expenses incurred by them.

                                   ARTICLE 10.
                                    THE AGENT

     10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the continuing agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent as the agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

     10.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys-in-fact selected by it, provided that Agent selects such agent or attorney-in-fact with reasonable care. Each Lender hereby authorizes Agent, as agent for such Lender to: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents; (ii) to arrange the means whereby the funds of Lenders are to be made available to Borrower under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents and after such requesting Lender has obtained the concurrence of such other Lenders as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to timely distribute, and Agent agrees to so distribute, to each Lender all material information, requests, documents, and items received from Borrower under the Loan Documents;
(vi) to distribute to each Lender its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents; (vii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from Lenders; and (viii) to execute, on behalf of Lenders, such releases or other documents or instruments as are permitted by the Loan Documents or as directed by Required Lenders from time to time; provided, however, Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable Law.

     10.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person or entity under or in connection with this Agreement or any other Loan Document (except for its or such Person's or entity's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower, Subsidiaries, or any representative thereof or any other Person contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower.

     10.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon (a) any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, (b)advice and statements of legal counsel (including, without limitation, counsel to Borrower), (c) independent accountants and (d) other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent and such assignment shall have been made in accordance with Section 11.1 hereunder. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

     10.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Unmatured Event of Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.

     10.6 Nonreliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and made its own decision to make the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates. In addition, the Agent and the Lenders agree that each Lender shall be responsible for its own determination with respect to all matters related to this Agreement and the Loan Documents, including, without limitation, all matters related to the compliance by Borrower with the terms and conditions of this Agreement and the Loan Documents, except that Agent shall act as collateral agent subject to and in accordance with the terms and conditions of the Security Documents.

     10.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to each Lender's Percentage Interest in the Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

     10.8 Agent and Lenders in Their Individual Capacity. Each of the Agent, the Lenders and their respective Affiliates may enter into agreements with, make loans to, accept deposits from and generally engage in any kind of business with Borrower, Subsidiaries, and Affiliates and related parties as though such Person was not the Agent and/or a Lender, as the case may be, hereunder and under the other Loan Documents. With respect to Advances made by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

     10.9 Successor Agent. The Agent may resign as Agent upon ten days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by Borrower (unless there is then an Event of Default or Unmatured Event of Default, in which event Borrower shall have no approval right), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes, other than to give notice of the appointment of such successor agent to

Borrower. Borrower is entitled to rely upon the existing Agent until Borrower has received notice of the appointment of a successor agent. After any retiring Agent's resignation as Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provision of this Agreement and the other Loan Documents shall continue to be in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     10.10 Lender's Percentage Interest in the Loans. Notwithstanding anything to the contrary herein, the Percentage Interest of each Lender in the Loans at any time shall be a percentage determined by dividing the aggregate amount advanced, and still outstanding at such time, by such Lender under this Agreement by the total aggregate amount advanced, and still outstanding at such time, in connection with the Loans. Each party's Percentage Interest of the Loans shall be pan passu, without priority of one over the other, except as may be explicitly set forth herein.

     10.11 Sharing of Payments. Each Lender agrees with the other Lenders that in the event that such Lender shall receive and retain any payment, whether derived from Borrower, any Subsidiary, setoff or application of deposit balances or otherwise, on any Note or other amount outstanding (excluding fees and reimbursements for expenses) in excess of its Percentage Interest in payments on all then outstanding Notes and other amounts then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from the other Lenders such amount of the amounts outstanding under the Notes held by each such other Lender (or an interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with the other Lenders in accord with their respective Percentage Interests. Without limiting the generality of the foregoing, each Lender agrees that any amounts that any Lender receives by setoff or application of deposit balances or similar proceeding shall be applied only to the Obligations and each Lender shall pay to each other Lender its Percentage Interest of any amounts that such Lender obtains by setoff or application of deposits or similar proceedings.

     10.12 Agreement of Lenders. Notwithstanding anything to the contrary in this Agreement, all Lenders must consent and agree to any of the following: (i) any extension or increase of the Loan or any commitment issued with respect to the Loan, (ii) any extension of the Maturity Date or the due date of any scheduled payments of principal, (iii) any reduction in the fees or the rate of interest payable with respect to the Loan under this Agreement and the Notes (other than reductions in fluctuating rates that are based on fluctuations in such rates), (iv) any amendment or waiver of any default for which a cure period is not provided or contemplated under this Agreement, and (v) any amendment of the provisions of this Section 10.12. Except as specifically set forth above in this Section 10.12, all other actions to be taken by the Lenders or all other decisions to be made or consents to be given by the Lenders shall be based on the decision or consent of the Required Lenders unless the provision of the Loan Document requiring such consent or decision specifically provides to the contrary. The parties hereto specifically agree that participants shall have no right to take part in any decision to be made or any consent required.

                                   ARTICLE 11.
                          RIGHTS AND DUTIES OF LENDERS

     11.1 Assignments and Participations.

         (a) Each Lender shall be entitled at any time, and from time to time, with the prior written approval of the Agent, to grant a participation interest in its interest in the Loans to up to two participants provided that (i) no Lender shall grant a participation interest in the Loans to more than two participants, (ii) no Lender may transfer a participatory interest of less than $5,000,000, or have an interest of less than $5,000,000 following transfer of a participation to another lender, and
     (iii) the Lender granting such participation shall continue to act on behalf of itself and all participants hereunder and such participants' interests in the Loans and the Loan Documents shall be confined solely to the contractual relationship between the Lender and its participants and such participants shall not be deemed a direct Lender hereunder.

         (b) In addition, each Lender shall have the right at any time, with the consent of the Borrower, which consent shall not be unreasonably withheld, and the consent of Agent, to sell all, or a portion not less than $5,000,000, of such Lender's interest in the Loan to a single purchaser that is an Eligible Institution. For purposes of this Agreement, an "Eligible Institution" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital surplus of at least $100 million, (ii) any commercial bank organized under the laws of the United States, or any state thereof, which is an Affiliate of any of the Lenders, or (iii) any other financial institution reasonably acceptable to Agent. In the case of any such sale and assignment, Borrower shall accord full recognition thereto and hereby agree that all rights and remedies of the selling Lender in connection with the interest so assigned shall be enforceable against Borrower by the assignee thereof Borrower, the selling Lender and the assignee shall execute and deliver all amendments to the Loan Documents and other documents requested by the Agent or the other Lenders in order to effect such assignment and sale and the selling Lender or the assignee shall reimburse the Agent and the other Lenders for all reasonable out-of-pocket expenses incurred by the Agent or other Lenders in connection therewith, including, but not limited to, all legal fees and expenses. The assignee institution in any such assignment shall pay to Agent, as a condition of such assignment, an assignment fee to be determined and retained solely by Agent. Notwithstanding the foregoing, upon the occurrence of an Event of Default, the consent of the Borrower shall not be required to any assignment permitted pursuant to this Section 11.1(b).

     11.2 Reliance Upon Attorneys. The Agent ani the Lenders may rely upon advice received from time to time from attorneys experienced as bank counsel, and any action taken by the Agent or the Lenders upon the basis of any such advice shall be deemed to be reasonable.

     11.3 Acceptance and Consent by the Lenders. Unless otherwise indicated herein, the phrases "acceptable to the Lenders," "acceptable to the Agent" and "as the Lenders may require" or "as the Agent may require" or other similar phrases used in this Agreement shall mean acceptable to the Lenders or the Agent in the Lenders' or the Agent's sole and absolute discretion and as the Lenders or the Agent may require in the Lenders' or the Agent's sole and absolute discretion. In addition, any consent by or other action required by the Lenders or the Agent hereunder or under any other Loan Document or any discretion to be rendered by the Lenders or the Agent hereunder or under any other Loan Document shall be in the Lenders' or the Agent's sole and absolute discretion unless otherwise indicated.

                                   ARTICLE 12.
                                  MISCELLANEOUS

     12.1 No Waiver; Cumulative Remedies. No delay on the part of the Agent or any Lender in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right, power, privilege, or remedy hereunder preclude any other or further exercise of such right, power, privilege, or remedy hereunder or the exercise of any other right, power or privilege or remedy. The rights and remedies of the Agent and the Lenders contained herein are cumulative and not exclusive of any right or remedy which the Agent and the Lenders shall otherwise have pursuant to the Loan Documents or applicable law. The obligations of Borrower contained herein are cumulative, and compliance by Borrower with any covenant shall not excuse compliance by Borrower with any other covenant.

     12.2 Notices. All notices given hereunder shall be in writing, shall be given by certified mail, return receipt requested, nationally recognized overnight courier service, telecopy, facsimile or copy delivered by hand, and,
(i) if mailed, shall be deemed received three Business Days after having been deposited in a receptacle for United States mail, postage prepaid, (ii) if delivered by nationally recognized overnight air courier service, shall be deemed received one Business Day after having been deposited with such overnight air courier service, postage prepaid, and (iii) if delivered by telex, telecopy or hand delivery, shall be deemed received on the day the notice is sent provided that the sender receives confirmation thereof), in each case addressed as follows (other than a notice of advance, which shall be sent to the Agent only):

     If to Borrower, or any Subsidiary to:

              T-NETIX, INC.
              67 Inverness Drive
              Englewood, Colorado 80112
              Attention:  John Giannaula
              Facsimile:  (303) 705-5584

     With a copy to:

              Rothgerber, Johnson and Lyons LLP
              One Tabor Center, Suite 3000
              1200 Seventeenth Street
              Denver, Colorado 80202
              Attention:  Woody Davis, Esq.
              Facsimile:  (303) 623-9222

     If to the Lenders, to:

              Bank One, Colorado, NA
              1125 17th Street
              Denver, Colorado 80202-208 8
              Attention:  T. J. Kern
              Facsimile:  (303) 244-3351

     With a copy to:

              Holme Roberts & Owen LLP
              1700 Lincoln, Suite 4100
              Denver, Colorado 80203
              Attention:  Robert H. Bach, Esq.
              Facsimile:  (303) 866-0200

     If to the Agent, to:

              Bank One, Colorado, NA
              1125 17th Street
              Denver, Colorado 80202-2088
              Attention:  T. J. Kern
              Facsimile:  (303) 244-3351

     With a copy to:

              Holme Roberts & Owen LLP
              1700 Lincoln, Suite 4100
              Denver, Colorado 80203
              Attention:  Robert H. Bach, Esq.
              Facsimile:  (303) 866-0200

Any party may, by written notice so delivered to the others, change the address or facsimile number to which delivery shall thereafter be made.

     12.3 Counterpart Execution. This Agreement may be executed in any number of counterparts which together will be one and the same instrument. This Agreement shall become effective whenever each party shall have signed at least one counterpart.

     12.4 Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS UNDER THE LAWS OF COLORADO AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE. Such documents and any other Loan Documents, together with the

Security Documents, constitute and incorporate the entire agreement between the Agent, the Lenders the Subsidiaries and Borrower concerning the subject matter hereof and thereof, and supersede and cancel any prior or contemporaneous agreements, verbal or written, between the Agent, the Lenders the Subsidiaries and Borrower concerning the subject matter hereof and thereof

     12.5 Amendments and Waivers. No waiver of any provision of this Agreement, the Notes or any of the Loan Documents, and no consent with respect to any departure by Borrower or any Subsidiary therefrom shall be effective unless the same shall be in writing and signed by the Agent, at the direction of the Required Lenders or, to the extent required under Section 10.12, all Lenders and participants. No amendment of any provision of this Agreement or the Loan Documents shall be effective unless the same shall be in writing and signed by the Agent and (a) with respect to those matters set forth in Section 10.12 above, all of the Lenders and participants, or (b) such lesser number of Lenders as may approve an amendment as provided for in this Agreement. Any waiver shall be effective only in the specific instance and for the specific purpose for which given. Any consent or approval contemplated herein by the Required Lenders or the Lenders may be granted or withheld in the sole discretion of such Persons. Agent and Lenders agree that any permanent change in the terms of any Loan Document must be effected by an amendment and not by a waiver. Without limiting the generality of the foregoing, the Lenders and the Agent agree that any change in the interest rate, maturity date, amortization schedule or other matters set forth in Section 10.12 must be effected by an amendment and not by a waiver, and shall be subject to the restrictions contained in Section 10.12.

     12.6 Costs, Expenses and Indemnity. Borrower and each Subsidiary shall indemnify, defend and hold harmless the Agent and each Lender and persons or entities owned or controlled by or affiliated with such Persons and their respective directors, officers, shareholders, partners, employees, consultants and agents (herein individually called an "Indemnified Party," and collectively called "Indemnified Parties") from and against, and reimburse and pay Indemnified Parties with respect to, any and all claims, demands, liabilities, losses, damages (including, without limitation, actual, consequential, exemplary and punitive damages), causes of action, judgments, penalties, fees, costs and expenses (including, without limitation, attorneys' fees, court costs and legal expenses and consultants' and experts' fees and expenses), of any and every kind or character, known or unknown, fixed or contingent, that may be imposed upon, asserted against or incurred or paid by or on behalf of any Indemnified Party on account of, in connection with, or arising out of (a) any bodily injury or death or property damage occurring in or upon or in the vicinity of the Collateral through any cause whatsoever, (b) any act performed or omitted to be performed hereunder or the breach of or failure to perform any warranty, representation, indemnity, covenant, agreement or condition contained in this Agreement, the Security Documents or any other Loan Documents, (c) any transaction, act, omission, event or circumstance arising out of or in any way connected with the Collateral or with this Agreement, the Security Documents or any other Loan Documents (other than fees and expenses related to the closing or modification of the transactions contemplated herein), and (d) the violation of or failure to comply with any statute, law, rule, regulation or order now existing or hereafter occurring. The foregoing indemnities shall not apply to any Indemnified Party to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that or another Indemnified Party. If Borrower or Subsidiary and the Indemnified Party are jointly named in any action covered by this Section 12.6, the Indemnified Party shall cooperate in the defense of such action to the extent its own rights or defenses are not compromised thereby. The foregoing indemnities shall not terminate upon release, foreclosure or other termination of this Agreement, the Security Documents or the other Loan Documents, but shall survive such release, foreclosure or termination and the repayment of the Loans. Any amount to be paid hereunder by Borrower or any Subsidiary to the Agent or any Lender or for which Borrower or any Subsidiary has indemnified an Indemnified Party shall be a demand obligation owing by Borrower to the Agent or such Lender and shall bear interest at the Default Rate until paid, and shall constitute a part of the Loans and be Obligations secured by the Loan Documents.

     12.7 Inconsistent Provisions; Severability. In case of any irreconcilable conflict between the provisions of this Agreement and those of the Loan Documents and the Notes, the provisions of this Agreement shall govern. The invalidity, illegality or unenforceability of any provision of any of the Loan Documents shall not in any way affect or impair the legality or enforceability of the remaining provisions of each of the Loan Documents.

     12.8 Incorporation of Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are a part hereof and are incorporated herein for all purposes.

     12.9 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions and modifications of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension or modification.

     12.10 References and Titles. All references in this Agreement to Exhibits, Schedules, sections and subsections and other subdivisions refer to the Exhibits, Schedules, sections and subsections and other subdivisions of this Agreement unless expressly provided otherwise. Headings are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     12.11 Usury. It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest that the Agent and the Lenders may charge to Borrower under applicable usury and other laws, but if, notwithstanding, interest in excess of such rate shall be paid hereunder, the interest rates provided for herein shall be adjusted to the maximum permitted under applicable law during the period or periods that any of the interest rates otherwise provided herein would exceed such rate and any excess amount applied at the Lenders' option to reduce the outstanding principal balance of the Loans or to be returned to Borrower.

     12.12 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     12.13 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     12.14 Term of Agreement. This Agreement shall continue in full force and effect so long as any Indebtedness or other Obligation of Borrower to the Lenders remains unpaid or outstanding or Borrower has any right to Advances hereunder.

     12.15 Jurisdiction. At the option of the Agent or the Lenders, an action may be brought to enforce this Agreement in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Borrower and all Subsidiaries hereof consent to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to jurisdiction and service of process under Sections 13-l-124(1)(a) and 13-1-125, Colorado Revised Statutes (1973), as amended, in any action commenced to enforce this Agreement. BORROWER EXPRESSLY AGREES THAT ANY SUIT OR ACTION INSTITUTED BY BORROWER AGAINST THE AGENT OR THE LENDERS IN ANY WAY RELATED TO OR ARISING OUT OF THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED THEREBY SHALL BE BROUGHT BY BORROWER IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF COLORADO. IN NO CIRCUMSTANCE SHALL BORROWER COMMENCE ANY SUCH SUIT OR ACTION AGAINST THE AGENT OR THE LENDERS IN ANY COURT IN THE STATE OF CALIFORNIA.

                      REMAINDER OF PAGE INTENTIONALLY BLANK

     EXECUTED to be effective as of the day and year first above written.

                                 BORROWER:

                                 T-NETIX, INC., a Colorado corporation


                                 By:
                                        John Giannaula, Vice President


                                 SUBSIDIARIES:

                                 GATEWAY TECHNOLOGIES, INC., a Texas
                                 corporation


                                 By:
                                        John Giannaula, Vice President


                                 T-NETIX MONITORING CORPORATION, a
                                 Colorado corporation


                                 By:
                                        John Giannaula, Treasurer


                                 SPEAKEZ, INC., a Colorado corporation


                                 By:
                                        John Giannaula, Vice President


                                 T-NETIX JMS CORPORATION, a Colorado
                                 corporation


                                 By:
                                        John Giannaula, Vice President


                                 LENDERS:
                                 BANK ONE, COLORADO, NA, a national
                                 banking association

                                 By:
                                        T. J. Kern, Vice President


                                 COBANK, ACB


                                 By:
                                        Kevin Brunkow, Vice President


                                 INTRUST BANK, NA, a national banking
                                 association


                                 By:
                                        Robert P. Harmon, Vice President


                                 AGENT:

                                 BANK ONE, COLORADO, NA, a national
                                 banking association


                                 By:
                                        T. J. Kern, Vice President

                                LIST OF EXHIBITS


Exhibit A     Request for Advance Form
Exhibit B     Organizational Chart

                                    EXHIBIT A

                            REQUEST FOR ADVANCE FORM


To Bank One, Colorado, NA:

This Request for Advance is given pursuant to Article 2 of that certain Loan Agreement, dated as of September 9, 1999, as the same may have been amended to the date hereof (the "Loan Agreement"), between T-NETIX, Inc. ("Borrower"), Bank One, Colorado, NA ("Agent"), and Bank One, Colorado, NA and Intrust Bank, NA (collectively, "Lenders"). Terms defined in the Loan Agreement are used herein with the same meanings.

The undersigned hereby gives Lender irrevocable notice that Borrower requests an Advance of the Loan under the Loan Agreement as follows:

     1. Date of Loan. The requested date of the proposed Advance is ________, which is a Business Day.

     2. Details of Loan.

         (a) Amount of Advance. The requested aggregate amount of the proposed Advance is: $__________.

         (b) Type of Advance and Interest Period. The requested type of Advance and Interest Period (if applicable) for the proposed Advance is (check (A) or (B) as applicable):

                  [ ] (A) A LIBOR Advance for an Interest Period of (check one, as applicable):

                          [  ]   One month

                          [  ]   Three months

                          [  ]   Six months

                          [  ]   Twelve months

                  [ ] (B) A Floating Rate Advance.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance, before and after giving effect the proposed Advance.

         (a) All conditions precedent under Article 3 of the Loan Agreement to the making of the proposed Advance are satisfied;

         (b) All representations and warranties contained in Article 5 of the Loan Agreement and in the Security Documents are true on the date of such requested Advance as if then given, and the Borrower has performed or observed all terms, agreements, conditions and obligations under the Loan Agreement and under the Security Documents to be performed or observed by such Person on or prior to the date of such requested Advance.

         (c) Borrower is in compliance with all financial covenants contained in
     Section 6.11 of the Loan Agreement as of the date of such requested
     Advance.

         (d) No Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the making of the requested Advance.

Dated:                   .
       ------------------

                                  T-NETIX, INC., a Colorado corporation


                                  By:
                                           John Giannaula, Vice President

                                    EXHIBIT B

                              ORGANIZATIONAL CHART


T-NETIX Inc. owns the following wholly owned subsidiaries:

Gateway Technologies, Inc.
T-NETIX Monitoring Corporation
SpeakEZ, Inc.
T-NETIX JMS Corporation

In addition, T-NETIX Inc. owns a 20% interest in the following entity:

Sentry Systems, Inc.